Exhibit 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (including all schedules, exhibits and other agreements attached hereto or made a part hereof, and all amendments hereto, this “Agreement”) is made and entered into as of October 29, 2024, by and among FEIT ELECTRIC COMPANY, INC., a California corporation (“Purchaser”), Universal Security Instruments, Inc., a Maryland corporation (“USI”), and USI Electric, Inc., a Texas corporation and a wholly-owned subsidiary of USI (“USI Electric”; and, together with USI, “Sellers”).

W I T N E S S E T H:

WHEREAS, USI Electric is a wholly-owned subsidiary of USI, and Sellers are collectively engaged in the business of designing, developing, manufacturing and selling safety products (including, without limitation, smoke alarms, carbon monoxide alarms and products relating to home safety, home security, lighting, doorbells, motion-activated alarms, outlets, wiring devices and bathroom ventilation) (collectively, the “Business”);

WHEREAS, Purchaser desires to purchase from Sellers, and Sellers desire to sell to Purchaser, substantially all of the assets of Sellers, upon the terms and subject to the conditions of this Agreement (the “Contemplated Transactions”);

WHEREAS, the Board of Directors of USI (the “USI Board”) has unanimously (ii) determined that this Agreement and the Contemplated Transactions are fair to and in the best interests of USI and its stockholders, (iii) approved, adopted and declared advisable this Agreement and the Contemplated Transactions, (iv) directed that the approval of the Contemplated Transactions be submitted to a vote at a meeting of USI’s stockholders and (v) recommended the adoption of this Agreement and the approval of the Contemplated Transactions by USI’s stockholders at the USI Stockholders Meeting (as defined below) as required by the MGCL and USI’s Organizational Documents (as defined below); and

WHEREAS, concurrently with the execution and delivery of this Agreement (and following the actions taken by the USI Board referred to in the immediately preceding Recital), and as a condition and inducement to Purchaser’s willingness to enter into this Agreement, certain stockholders of USI are entering into Voting and Support Agreements in the form attached as Exhibit B hereto (the “Voting Agreements”) pursuant to which those stockholders, among other things, will agree to vote all shares of capital stock of USI held by such stockholders in favor of the adoption of this Agreement and approval of the Contemplated Transactions.

NOW, THEREFORE, in consideration of and in reliance upon the representations, warranties and obligations contained herein, the parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1            Specific Definitions. As used in this Agreement, the terms identified on Exhibit A shall have the meanings set forth or referred to in Exhibit A.

1.2            Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

ARTICLE 2

PURCHASE AND SALE OF ASSETS

2.1            Acquired Assets. On the terms and subject to the conditions of this Agreement, Sellers agree to sell, transfer and deliver to Purchaser, and Purchaser agrees to purchase from Sellers, the following assets of Sellers (collectively, the “Acquired Assets”), at the Closing and free and clear of all Liens. The Acquired Assets include all of each Seller’s right, title and interest in and to the following:

(a)            The tangible personal property set forth on Schedule 2.1(a);

(b)            The Contracts set forth on Schedule 2.1(b)(the “Acquired Contracts”) (it being understood and agreed that between the execution of this Agreement and the Closing, Purchaser has the right, in its sole discretion, to inform Sellers that it no longer desires to take assignment of one or more Contracts listed on Schedule 2.1(b), in which case such Contract(s) shall no longer be “Acquired Contracts” hereunder). If the assignment of any Acquired Contract requires the consent of the other parties to such Acquired Contract (other than any Seller), this Agreement does not constitute an agreement to assign such Acquired Contract if an attempted assignment would constitute a breach thereof, but Sellers shall use their best efforts to obtain the written consent of the other parties to such assignment; and failing such consent, at Purchaser’s election, Sellers shall continue to execute any such Acquired Contract upon the direction and for the risk and benefit of Purchaser;

(c)            All Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions;

(d)            All franchises, approvals, permits, licenses, orders, registrations, certificates (including, for the avoidance of doubt, all Underwriters Laboratories certification marks and Electrical Testing Laboratories certification marks), variances, and similar rights obtained from Governmental Authorities or other Persons (collectively, the “Permits”), including, but not limited to, the Permits set forth on Schedule 2.1(d);

(e)            All books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings, specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials;

(f)             All Company-branded inventory with respect to the model numbers listed on Schedule 2.1(f) (collectively, “Eligible Inventory”), it being understood and agreed that (i) Eligible Inventory includes but is not limited to inventory in transit from suppliers, (ii) Eligible Inventory not in transit from suppliers is limited to inventory physically located at Seller’s Owings Mills, MD and Long Beach, CA warehouse sites on the date of measure proscribed in Section 3.1(c) (iii) Schedule 2.1(f) shall include the per unit cost for each model number of Eligible Inventory and (iv) in the event that Eligible Inventory consisting of UL 217 8th Edition smoke alarms and UL 217 8th Edition combination smoke/carbon monoxide alarms is lower than $2,700,000.00, Eligible Inventory may include a carbon monoxide alarm inventory of up to $500,000.00 in aggregate amount (excluding combo alarms), calculated in accordance with all other items of Eligible Inventory as set forth in Section 3.1(c). To the extent that Seller’s total carbon monoxide alarm inventory is in excess of $500,000.00, Purchaser will have the right to determine which specific carbon monoxide alarm units will be included as Eligible Inventory;

(g)            All customer accounts;

(h)            The names “Universal Security Instruments” and “USI Electric” and all derivations thereof, and all other names used in connection with the Business and all derivations thereof; and

(i)             All goodwill.

2.2            Excluded Assets. All of the assets, properties, rights and interests of Sellers of every kind and character and wherever located that are not Acquired Assets shall not be transferred to Purchaser hereunder including the following (collectively, the “Excluded Assets”):

(a)            All tangible personal property not set forth on Schedule 2.1(a);

(b)            The charter, qualifications to conduct business as a foreign organization, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books and other documents relating to the organization, maintenance and existence of any Seller as a corporation;

(c)            Any Contract that is not an Acquired Contract;

(d)            The registration of any securities of USI under Section 12(b) of the Exchange Act or the listing of any securities of USI on any exchange, including the New York Stock Exchange;

(e)            The rights of Sellers under this Agreement and the Ancillary Agreements;

(f)            Any Contract giving rise to any Debt or any Liability that is an Excluded Liability;

(g)            Any Employee Benefit Plan maintained by or for the benefit of any Seller or any of a Seller’s employees and any Contracts related to the Employee Benefit Plans;

(h)            Any inventory of products other than the Eligible Inventory;

(i)             All cash and cash equivalents of Sellers;

(j)             All accounts receivable of Sellers; and

2.3            Assumed Liabilities. On the terms and subject to the conditions of this Agreement, Purchaser agrees to assume at the Closing each Seller’s liabilities and obligations under the executory portion (that is, the portion which is to be performed after the Closing Date) of any Acquired Contract that is assigned to Purchaser on the Closing Date (collectively, the “Assumed Liabilities”), but not including any Liability relating to portions performed or to be performed on or before the Closing Date or as a result of any breach or default thereunder.

2.4            Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement, Purchaser shall have no responsibility for any Liabilities of Sellers of any nature whatsoever which are not specifically included in the Assumed Liabilities (any Liabilities which are not specifically included in the Assumed Liabilities being the “Excluded Liabilities”), including, without limitation, any of the following:

(a) all Debt of any Seller, including any intercompany Debt or liabilities relating to intercompany transfers among any Seller;

(b) Liabilities to any stockholders of any Seller or any Affiliate of any Seller or its stockholders;

(c) Liabilities for salary, wages, bonuses, deferred compensation, change or control payments, retention bonuses or other compensation or employee benefits;

(d) Liabilities arising out of, relating to or in respect of the employment or engagement, potential employment or engagement or termination of employment or engagement of any Person by any Seller in respect of any period on or prior to the Closing Date, including all Liabilities arising from (i) the misclassification of any employee as exempt from the requirements of the Fair Labor Standards Act or analogous Applicable Laws of any state, (ii) the misclassification of any employee as an independent contractor or (iii) the obligation to provide COBRA coverage to such individuals and their covered dependents;

(e) Liabilities arising out of the violation of any Environmental Laws;

(f) Liabilities arising out of the operation of the Business; provided, however, that Purchaser shall assume the liabilities set forth in Section 2.3;

(g) Seller Transaction Expenses;

(h) Seller Taxes;

(i) Liabilities arising out of any joint venture or similar arrangement of any Seller;

(j) Liabilities arising out of any terminated Contracts (including from the termination thereof);

(k) Liabilities arising out of or relating to any of the Excluded Assets;

(l) Liabilities arising out of or relating to any real property previously owned by either of the Sellers;

(m)  Accounts payable of the Sellers; or

(n) Liabilities arising out of or relating to this Agreement or the Contemplated Transactions to the extent such Liabilities relate to or arise from any litigation, action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, notice or other similar matter brought by or on behalf of any holder of equity securities of USI (whether held beneficially or of record), including any stock options or other derivative securities.

ARTICLE 3

PURCHASE PRICE

3.1            Purchase Price and Purchase Price Adjustment. The purchase price for the Acquired Assets is $6,000,000.00, subject to adjustment and payable in accordance with this Section 3.1 and Section 3.2 (the “Purchase Price”). At the Closing:

(a)            Purchaser shall pay to USI by wire transfer of immediately available funds to a bank account designated by USI (the “Closing Date Cash Payment”), an amount equal to (i) $6,000,000.00, minus (ii) the Seller Transaction Expenses to the extent not otherwise paid by Sellers (notwithstanding Section 2.3), minus (iii) Factoring Agreement Debt to the extent not otherwise paid by Sellers (notwithstanding Section 2.3), minus (iv) the Tax Amount;

(b)            Notwithstanding Section 2.3, Purchaser shall pay, from the Purchase Price and on behalf of Sellers, all Seller Transaction Expenses and Factoring Agreement Debt, to the extent not otherwise paid by Sellers, in accordance with pay-off letters in respect of such Seller Transaction Expenses and Factoring Agreement Debt; and

(c)            Purchase Price Adjustment for Eligible Inventory. At least one Business Day prior to the Closing Date, USI and Purchaser shall agree on the amount of Eligible Inventory which is owned by Sellers on the Closing Date (the “Closing Eligible Inventory Amount”). The Closing Eligible Inventory Amount shall be determined by multiplying (i) the number of items of Eligible Inventory as of the Closing Date by (ii) the cost per item for each item of Eligible Inventory as set forth in Schedule 2.1(f). To the extent that the Closing Eligible Inventory Amount is lower than or greater than $2,700,000.00, the Purchase Price shall be decreased or increased, respectively, by the amount of such deficiency or excess, as the case may be. In the event of a dispute between USI and Purchaser as to the Closing Eligible Inventory Amount, (i) the Purchase Price at Closing shall be calculated using the average of the Closing Eligible Inventory Amount proposed by each of USI and Purchaser and (i) after the Closing, such dispute shall be submitted for binding resolution to a mutually agreeable independent auditor. Such auditor shall make a determination within three days (or such other time as the parties hereto shall agree in writing) after their engagement, this determination shall be conclusive and binding upon the parties hereto and each of Sellers and Purchaser shall take all steps necessary to adjust the Purchase Price accordingly. The fees and expenses of such auditor shall be divided equally between Sellers and Purchaser.

3.2            Allocation of Purchase Price. The Purchase Price shall be allocated among the Acquired Assets as follows: (a) the final Closing Eligible Inventory Amount, as determined pursuant to Section 3.1, to the Eligible Inventory and (b) the balance of the Purchase Price to the other Acquired Assets to be acquired by Purchaser pursuant to Section 2.1. Following the Closing, none of the parties hereto or their respective Affiliates shall take any position inconsistent with such allocation of the Purchase Price in connection with their U.S. federal, state and local Income Tax Returns and other filings (including Internal Revenue Service Form 8594).

3.3            Withholding Rights. Purchaser may deduct and withhold from any consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any Applicable Law. To the extent such amounts are so withheld or paid over to or deposited with the relevant Governmental Authority, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the applicable Person in respect to which such deduction and withholding was made.

3.4            Prorations. Sellers and Purchaser agree that, as of the Closing Date, all normal and customary prorated items with respect to Acquired Contracts and other applicable Acquired Assets (such as utility charges, gas charges, electric charges, water charges, water rents and sewer rents, if any) shall be prorated between Sellers and Purchaser, with Sellers responsible for all such items up to and including the Closing Date and Purchaser responsible for all such items following the Closing Date. Sellers agree to furnish Purchaser with such documents and other records as Purchaser reasonably requests in order to confirm all adjustment and proration calculations made pursuant to this Section 3.4. Final payments with respect to prorations contemplated by this Section 3.4 that are not ascertainable on or before the Closing Date shall be settled between the parties as soon as practicable after they are ascertainable.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLERS

To induce Purchaser to enter into this Agreement, Sellers, jointly and severally, represent and warrant that the following are correct and complete as of the date of this Agreement and as of the Closing Date:

4.1            Authority; Consents.

(a)            The execution, delivery and performance of this Agreement and the Ancillary Agreements by Sellers have been duly authorized by all necessary corporate action on the part of Sellers and do not and shall not conflict with, result in a default of, constitute a default under or create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, (i) any provision of the Organizational Documents of any Seller, (ii) any Applicable Law to which any Seller or any of its respective assets may be subject or (iii) any Contract to which any Seller is a party or by which any Seller is bound or to which any of such Seller’s respective assets is subject.

(b)            Each Seller has full power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and to carry out the transactions contemplated hereby and thereby. The USI Board has unanimously and duly (i) declared that this Agreement and the Contemplated Transactions are fair to and in the best interests of USI’s stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) recommended that the stockholders of USI vote in favor of, and adopt and approve, this Agreement and the Contemplated Transactions (the “USI Board Recommendation”). The affirmative vote of USI stockholders holding not less than two-thirds of all votes entitled to be cast on the matter at the USI Stockholders Meeting, as defined below (the “USI Stockholder Approval”), is the only vote of the holders of any class or series of USI’s capital stock necessary to approve and adopt this Agreement and the Contemplated Transactions.

(c)             This Agreement has been duly and validly executed and delivered by each Seller and is, and each Ancillary Agreement contemplated hereby when executed and delivered shall be, the legal, valid and binding obligation of each Seller, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally, and by general equitable principles.

(d)            Except for (i) the USI Stockholder Approval or (ii) as set forth on Schedule 4.1(d), no consent (including, but not limited to, consents from parties to the Acquired Contracts), authorization, order or approval of or filing with any Governmental Authority or other Person is required in connection with the execution and delivery of this Agreement and the Ancillary Agreements by Sellers and the consummation by Sellers of the transactions contemplated by this Agreement and the Ancillary Agreements. Sellers do not meet or exceed the applicable thresholds under the “size-of-the-persons” test under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

(e)            No “fair price,” “moratorium,” “control share acquisition,” “supermajority,” “affiliate transactions,” “business combination” or other similar anti-takeover statute or regulation enacted under any federal, state, local or foreign laws applicable to any Seller is applicable to this Agreement or the Contemplated Transactions. The USI Board has taken all actions so that the restrictions contained in the Maryland Business Combination Act (as defined in the MGCL) applicable to a “business combination” (as defined in the Maryland Business Combination Act) will not apply to the execution, delivery or performance of this Agreement and the consummation of the Contemplated Transactions. The USI Board has taken all actions so that the restrictions contained in the Maryland Control Share Acquisition Act (as defined in the MGCL) do not and will not apply to the execution, delivery or performance of this Agreement or the Voting Agreements. No stockholder of USI has the right to demand or receive payment for the fair value of stock of USI held by such stockholder pursuant to any provision of the MGCL or otherwise in connection with the consummation of the Contemplated Transactions.

4.2            Organization and Qualification. USI is a corporation lawfully existing and in good standing under the laws of the State of Maryland, and USI Electric is a corporation lawfully existing and in good standing under the laws of the State of Texas. Each Seller has full power and authority to own or lease its properties and to conduct its respective business in the manner and in the places where such properties are owned or leased or such business is conducted. Each Seller is duly qualified to transact business as a foreign corporation and is in good standing under the laws of each state in which it is so required by Applicable Law. Schedule 4.2 lists each jurisdiction in which each Seller is qualified to transact business as a foreign corporation. Sellers have made available to Purchaser a true, complete and correct copy of each Seller’s Organizational Documents, as amended to date. Each of such Organizational Documents, as so delivered, is in full force and effect, and no Seller is in breach of or default under any provision of any of its Organizational Documents.

4.3            Capitalization; Subsidiaries. The authorized capital stock of USI consists of 20,000,000 shares of Common Stock, par value $0.01 per share. Except for USI Electric (which is wholly-owned by USI), no Seller (a) owns or holds any equity or profit or loss participation interest in any Person or (b) has any subsidiaries. There are no outstanding bonds, debentures, notes or other Debt of any Seller the holders of which have the right to vote (or convertible into or exercisable or exchangeable for securities having the right to vote) on any matters on which the stockholders of any Seller may vote. Schedule 4.3 lists all Contracts by or among any Seller and any stockholder of such Seller relating in any way to the capital stock of such Seller, this Agreement or the Contemplated Transactions.

4.4            Good Title; Sufficiency of Assets. Sellers collectively are in possession of and have good and marketable title to, or have valid leasehold interests in or valid rights under written agreements to use, all tangible personal property, equipment, plants, buildings, structures, facilities and all other tangible assets and properties used in or reasonably necessary for the conduct of the Business, including all tangible personal property reflected on the Most Recent Balance Sheet and any tangible personal property acquired since the date of the Most Recent Balance Sheet, other than property disposed of since such date in the ordinary course of business consistent with past practice. Sellers collectively have, and Purchaser shall receive at Closing, good and marketable title to the Acquired Assets, free and clear of all Liens. Schedule 4.4 lists each location at which any assets or properties of Sellers are maintained.

4.5            SEC Reports Financial Statements; Information Provided.

(a)            USI has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by USI with the SEC since April 1, 2021. All such forms, reports, schedules, statements and other documents and those that USI files with the SEC after the date hereof and on or prior to the Closing, are referred to herein as the “SEC Reports.” All of the SEC Reports (i) except as set forth on Schedule 4.5(a), were or will be filed on a timely basis, and (ii) at the time filed (or if amended prior to the date hereof, when so amended), complied, or will comply when filed, with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations.

(b)            Each of the consolidated financial statements (including, in each case, any related notes and schedules), contained in the SEC Reports, including any SEC Reports filed after the date of this Agreement, complied or will comply, as of its respective date, in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP (except as may be indicated in the notes thereto) applied on a consistent basis throughout the periods involved and fairly presented in all material respects or will fairly present in all material respects the consolidated financial position of USI and its subsidiaries (including USI Electric) as of the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that any unaudited interim financial statements are subject to normal and recurring year-end adjustments which have not been and are not expected to be material in amount, individually or in the aggregate. All non-GAAP financial information included in the SEC Reports or in any other public disclosure by USI or a person acting on its behalf complies in all material respects with the requirements of Regulation G and Item 10 of Regulation S-K under the Exchange Act.

(c)            Marcum LLP, USI’s current auditors, is and has been at all times since its engagement by USI (i) “independent” with respect to USI within the meaning of Regulation S-X and (ii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act (to the extent applicable) and the related rules of the SEC and the Public Company Accounting Oversight Board.

(d)            The Proxy Statement will comply as to form and substance in all material respects with the requirements of the Exchange Act. Without limiting the generality of the foregoing, none of the information supplied or to be supplied by or on behalf of USI for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to USI’s stockholders or at the time of the USI Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(e)            USI is in compliance with all applicable listing and corporate governance rules of the New York Stock Exchange.

(f)             Since January 1, 2021 through the date of this Agreement, to the Knowledge of the Sellers, (i) neither any Seller nor any director or officer of any Seller has received any written complaint, allegation, assertion or claim that any Seller has engaged in illegal or fraudulent accounting or auditing practices. As of the date of this Agreement, to the Knowledge of the Sellers, there are no SEC inquiries or investigations or other inquiries or investigations by any other Governmental Authority pending or threatened, in each case regarding any accounting practices of any Seller or any malfeasance by any executive officer of any Seller, past or present.

(g)            As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the SEC Reports. To the Knowledge of the Sellers, as of the date hereof, none of the SEC Reports is the subject of ongoing SEC review or outstanding SEC investigation.

(h)            USI Electric is not required to file any forms, reports, schedules, statements or other documents with the SEC.

4.6            No Material Change. Since December 31, 2023, except as set forth on Schedule 4.6:

(a)             there has been no change, event or occurrence which has had or may have a Material Adverse Effect on the Business or any Seller;

(b)            Sellers have conducted the Business only in the ordinary course of business consistent with past practice; and

(c)             no Seller has:

(i)            mortgaged or pledged any of its assets or properties, or subjected them to any Lien;

(ii)           sold, leased, assigned, transferred or otherwise disposed of any of its assets, except for assets sold for fair consideration in the ordinary course of its business consistent with past practice;

(iii)          entered into any Contract outside the ordinary course of business consistent with past practice involving more than $25,000.00;

(iv)          had any Contract involving more than $10,000.00 accelerated, terminated, modified, or cancelled;

(v)           incurred any Liability except current liabilities incurred in the ordinary course of business consistent with past practice;

(vi)          canceled or compromised any Debt or claim outside the ordinary course of business consistent with past practice, or waived or released any right having an aggregate value of more than $10,000.00;

(vii)         suffered any material damage, destruction or casualty loss, whether or not covered by insurance;

(viii)        granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(ix)           made any capital expenditures or capital additions or betterments in excess outside the ordinary course of business;

(x)            accelerated or delayed collection of receivables outside the ordinary course of business;

(xi)           delayed or postponed the payment of accounts payable or other Liabilities outside the ordinary course of business;

(xii)          failed to maintain the levels of raw materials, supplies, work-in-process or other materials included in Eligible Inventory in the ordinary course of business consistent with past practice;

(xiv)        made or granted any bonus or any wage or compensation increase to any director, officer, agent or employee (except for increases in compensation for non-officer employees in the ordinary course consistent with past practice);

(xvi)        adopted, amended or terminated any Employee Benefit Plan;

(xvii)       had any material change in its relations with its employees, agents, customers or suppliers;

(xviii)      made any change in its selling, pricing, advertising or personnel practices outside the ordinary course of business consistent with past practice;

(xix)         made any change in accounting methods or practices;

(xx)          issued, sold or otherwise disposed of any of its capital stock, or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

(xxi)         amended or otherwise changed the Organizational Documents of any Seller;

(xxii)        declared, set aside or paid any dividend or made any distribution with respect to its capital stock/limited liability company membership interests (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of its capital stock/limited liability company membership interests;

(xxiii)       acquired, by merger, consolidation, acquisition of stock or other equity or assets, any Person, or division thereof, or made any capital investment in, or any loan above $10,000.00 to, any Person; or

(xxiv)       received any notice or other indication from any customer (whether formal or informal) with respect to any warranty claims, termination of contracts or work orders, or disputes as to amounts billed.

4.7            Eligible Inventory. Since December 31, 2023, each Seller has maintained its Eligible Inventory in the ordinary course of business consistent with past practice. Each Seller’s Eligible Inventory is of a quality and quantity normally maintained by such Seller in the ordinary course of business consistent with past practice. Each Seller’s Eligible Inventory is in good and merchantable condition, is usable or salable in the ordinary course of business and no such Eligible Inventory is damaged or defective, subject only to the reserve for inventory writedown set forth on the face of the Most Recent Balance Sheet. There is no material adverse condition affecting the supply of products or materials available to any Seller. Except as disclosed on Schedule 4.7, no Eligible Inventory has been consigned (that is, delivered but not sold or sold with an unlimited right of return) to any Person. The Eligible Inventory of Sellers reflected on the Most Recent Balance Sheet is the actual on-hand Eligible Inventory of Sellers as of the date thereof and is stated thereon in accordance with GAAP, consistent with past practice. Since the date of such balance sheet, there have been no material increases or decreases in the inventories except as necessary in the ordinary course of business.

4.8            Tax Matters.

(a)            Sellers have timely filed with the appropriate Governmental Authorities all Tax Returns and Tax reports (including, but not limited to, those pertaining to income taxes, excise taxes, sales and use taxes, payroll taxes, real property taxes, tangible and intangible personal property taxes and franchise taxes) required to be filed by it on or prior to the Closing Date. All such Tax Returns and reports are correct and complete in all respects and were prepared in substantial compliance with all Applicable Laws. Sellers have paid all Taxes which are due and payable.

(b)            No Seller is currently the subject of any Tax audit, nor has any Seller received notice of any audit. There is no material dispute or claim concerning any Tax Liability of any Seller either (i) claimed or raised by any authority in writing, or (ii) as to which any Seller has Knowledge. There are no Liens for Taxes upon any property or asset of any Seller (other than statutory Liens for Taxes not yet due and payable).

(c)            Sellers have delivered to Purchaser correct and complete copies of all federal Income Tax Returns, examination reports and statement of deficiencies assessed against or agreed to by Sellers since April 1, 2021.

(d)            Each of the Sellers is, and has been at all times since its incorporation, taxed as a C corporation for federal income tax purposes.

4.9            Tangible Assets; Capital Expenditures. Each tangible Acquired Asset has been maintained in accordance with normal industry practice and is in good operating condition and repair (subject to normal wear and tear). None of the tangible Acquired Assets are in need of maintenance or repairs other than ordinary routine maintenance and repairs which are not material, individually or in the aggregate, in nature or cost. Schedule 4.9 sets forth all capital expenditures made or committed to be made by any Seller since January 1, 2022. Such capital expenditures are all the capital expenditures necessary and appropriate for the operation of the Business in the ordinary course of business consistent with past practice.

4.10          Real Property.

(a)            No Seller owns any real property. No Seller has any options or rights of first refusal to purchase any real property.

(b)            Set forth on Schedule 4.10(b) is a list of all real property leased by any Seller (the “Real Property”) and each lease pursuant to which any Seller leases the Real Property (the “Real Property Leases”). Sellers have provided to Purchaser a true, correct and complete copy of each Real Property Lease. Each Real Property Lease is a valid and binding obligation of the parties thereto, enforceable against such parties in accordance with its terms. To the Knowledge of Sellers, no party to any Real Property Lease is in violation or breach of or default under any such lease. No Seller owes any brokerage commissions or finder’s fees with respect to any Real Property Lease. No Seller has subleased or otherwise granted to any Person the right to use or occupy the Real Property or any portion thereof.

4.11           Intellectual Property.

(a)            Schedule 4.11(a) lists (i) all patents owned by any Seller and all applications for patents that have been filed by or for any Seller, (ii) all registered copyrights that are owned by any Seller, all material unregistered copyrights that are owned by any Seller, and all applications for copyright registration that have been filed by or for any Seller, (iii) all registered trademarks and trade names that are owned by any Seller, all material unregistered trademarks and trade names that are owned by any Seller, and all applications for trademark registration that have been filed or prepared for filing by or for any Seller, (iv) all Internet domain names owned by any Seller and (v) all other Intellectual Property that is owned by any Seller or used in or material to the Business. With respect to each item of Intellectual Property required to be identified on Schedule 4.11(a), (A) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the Knowledge of the Sellers, is threatened that challenges the legality, validity, enforceability, use or ownership of such item, and (B) no loss or expiration of such item is pending or, to the Knowledge of the Sellers, threatened, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by Sellers or any other Person).

(b)            Sellers do not require any Intellectual Property that they do not already have in order to conduct the Business as currently conducted. All Intellectual Property used in the Business is owned by Sellers free and clear of all Liens. No actions for annulment or cancellation are pending or, to the Knowledge of the Sellers, threatened with respect to the Intellectual Property owned by Sellers or used in the Business and no actions for recovery have been made nor threatened.

(c)            No Person is infringing upon any rights of any Seller with respect to any Intellectual Property. Sellers’ conduct of the Business and the use of Sellers’ Intellectual Property do not infringe, misappropriate or otherwise violate any Intellectual Property rights of any Person, nor has any Seller been accused of doing so by any Person. Each Seller has taken all actions necessary or desirable to maintain and protect each item of Intellectual Property that it owns or uses in connection with the Business. Sellers have taken reasonable and appropriate steps to protect and preserve the confidentiality of the trade secrets that comprise any part of any Seller’s Intellectual Property, and, to the Knowledge of the Sellers, there have been no unauthorized uses, disclosures or infringements of any such trade secrets by any Person. All use and disclosure by any Seller of trade secrets owned by another Person was lawful and was not in breach of any Contract to which any Seller is a party.

(d)            No stockholder, director, officer, or employee of any Seller owns, directly or indirectly, in whole or in part, any Intellectual Property rights which any Seller uses or has used in the conduct of the Business.

(e)             Schedule 4.11(e)(i) hereto contains a complete and accurate list of all Contracts under which any Seller uses, has the right to use or has been granted a license with respect to the Intellectual Property of a third Person (each, an “In-License”). Schedule 4.11(e)(ii) hereto contains a complete and accurate list of all Contracts under which any Seller has licensed to others the right to use or agreed to transfer to others any Intellectual Property or rights with respect thereto (each, an “Out-License”). Schedule 4.11(e)(iii) hereto contains a complete and accurate list of all Contracts (other than In-Licenses and Out-Licenses) relating to or affecting the use or ownership of any Intellectual Property by any Seller, including confidentiality and non-disclosure agreements, assignments or agreements to assign, development agreements, settlement agreements, and other similar agreements (the “Other Intellectual Property Agreements”; and, together with the In-Licenses and the Out-Licenses, the “Intellectual Property Agreements”). Each Intellectual Property Agreement is a valid and binding obligation of the parties thereto, enforceable against such parties in accordance with its terms. No Seller nor, to the Knowledge of the Sellers, any other party to any Intellectual Property Agreement is in violation or breach of or default under such Intellectual Property Agreement. Except as set forth on Schedule 4.1(d), the transactions contemplated by this Agreement do not require the consent of any party to any Intellectual Property Agreement, shall not result in a violation or breach of or default under any Intellectual Property Agreement, and shall not otherwise cause any Intellectual Property Agreement to cease to be legal, binding, enforceable and in full force and effect on the same terms following the Closing.

(f)             Each Person who is or was an employee or independent contractor of any Seller or was engaged by any Seller through a third party agency or who otherwise is or was involved in the creation or development of any Intellectual Property owned by any Seller has executed a valid and enforceable agreement sufficient to irrevocably assign all of such Person’s right, title and interest in and to such Intellectual Property to such Seller, and Sellers has provided to Purchaser true and correct copies of each such assignment.

(g)            To the extent either Seller has collected, stored, transferred (including any transfer across national borders) and/or used any personally identifiable information from any individuals, including any customers, prospective customers, employees and/or other third parties (collectively, “Personal Information”), such Seller is and has been at all times in compliance with all Applicable Laws, each Seller’s privacy policies and the requirements of any Contract or codes of conduct to which such Seller is subject. Sellers have commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by the Business or on its behalf from and against unauthorized access, use and/or disclosure. Sellers are and have been at all times in compliance with all Applicable Laws relating to data loss, theft and breach of security notification obligations. No Seller has experienced any incident in which Personal Information or other sensitive data was or may have been stolen or improperly accessed, and Sellers have no basis to believe that any such theft or improper access has occurred.

(h)            The computer software, computer firmware, computer hardware (whether general purpose or special purpose), electronic data processing, networks, peripherals, computer systems, and other similar or related items of automated, computerized and/or software systems that are used or relied on by any Seller (the “Information Systems”) are adequate for the operation of the Business as currently conducted or anticipated or planned to be conducted, are sufficient for the current needs of the Business, and Sellers have purchased a sufficient number of license seats for all software currently used by Sellers. Sellers have taken reasonable steps and implemented reasonable procedures to protect the Information Systems against viruses, malware and other contaminating code. There have been no unauthorized intrusions or breaches of the security of the Information Systems. Sellers’ back-up plans and policies adopted or in effect with respect to the Information Systems and the information and data used in the conduct of Business are commercially reasonable to meet the needs of the Business.

4.12          Material Contracts.

(a)            Schedule 4.12(a) (specifically identifying the subsection of this Section 4.12(a) to which any such disclosure pertains) lists all of the following Contracts to which any Seller is a party or by which any Seller is bound (the “Scheduled Contracts”):

(i)            any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC), whether or not filed by USI with the SEC;

(ii)           any Contract relating to the employment or engagement of any Person, or any Employee Benefit Plan;

(iii)          any collective bargaining or similar labor Contract;

(iv)          any loan or advance to, or investment in any Person, or any Contract relating to the making of any such loan, advance or investment for more than $25,000.00 and outside of the ordinary course of business;

(v)           any guarantee or other Liability with respect to any indebtedness of any Person;

(vi)          any Contract (A) relating to the incurrence, assumption or guarantee of any Debt (including all loan agreements, notes, bonds, debentures, indentures or guarantees) or (B) creating or granting a Lien on any of the Acquired Assets;

(vii)         any management, service, consulting or any other similar Contract;

(viii)        any Contract limiting the freedom of any Seller to engage in any line of business or to compete with any Person;

(ix)           any Contract pursuant to which any deferred purchase price relating to property or services may be owing following the date hereof (including all obligations under any acquisition agreements pursuant to which any Seller is, or may be, responsible for any earn-out, note payable or other contingent payment);

(x)            any Contract (A) granting any Person the exclusive right in any geographical area to market or sell products or services for any Seller, (B) requiring any Seller to exclusively sell, lease or distribute products of any Person, (C) requiring any Seller to exclusively source materials or products, (D) that contains “most favored nation” provisions, (E) that requires any Seller to purchase or sell minimum quantities of goods, materials or services, or (F) containing covenants that restrict any Seller’s business activity or limit the freedom of any Seller to engage in any line of business, to compete with any Person or to solicit any Person for business, employment or other purposes;

(xi)           any Contract for any partnership, joint venture, strategic alliance or other similar arrangement;

(xii)          any Contract relating to (A) the purchase or sale of any real property or (B) any lease or sublease of real property;

(xiii)         any Contract or group of related Contracts outside of the ordinary course of business with the same party or any group of affiliated parties which require or may in the future require payment of aggregate consideration to or by any Seller in excess of $10,000.00;

(xiv)        any Contract for the purchase of raw materials or supplies for, or the furnishing of services to, any Seller, (A) for which, to the Knowledge of the Sellers, comparable goods or services are not readily available in the ordinary course of business, at prices at or similar to those which Sellers have agreed to pay under such Contract, or (B) the quantities of which are in excess of the normal operating practices of any Seller;

(xv)         any distributor, sales representative or agency Contract;

(xvi)        any Contract not entered into in the ordinary course of business;

(xvii)       any power of attorney granted by or to any Seller;

(xviii)      any lease, conditional sales or other Contract pursuant to which any Seller leases, has purchased or sold or holds possession of, but not title to, any real or personal property, whether as lessor, lessee, purchaser, seller, bailee, pledgee or the like;

(xix) any Contract under which any Seller is (A) licensee of any Intellectual Property owned by any other Person, or (B) licensor of any Intellectual Property owned by such Seller;

(xx)          any Contract with any Governmental Authority;

(xxi)         any Contract between Sellers;

(xxii)        any Contract which involves a built in loss to Sellers in its performance or any terms which are onerous from the standpoint of Sellers; and

(xxiii)       any other Contract that is material to any Seller or the Business.

(b)            Each Scheduled Contract is a valid and binding obligation of the parties thereto, enforceable against such parties in accordance with its terms. No party to any Scheduled Contract is in violation or breach of or default under such Scheduled Contract. The transactions contemplated by this Agreement do not require the consent of any party to any Scheduled Contract except as set forth on Schedule 4.1(d), shall not result in a violation or breach of or default under any Scheduled Contract, and shall not otherwise cause any Scheduled Contract to cease to be legal, binding, enforceable and in full force and effect on the same terms following the Closing.

(c)            No Seller has incurred and shall not incur any Liability or obligation under any Acquired Contract which is not expressly contemplated in such Acquired Contract. Sellers have delivered to Purchaser a true, correct and complete copy of each written Scheduled Contract, and a true, correct and complete written description of each oral Scheduled Contract.

4.13          Employee Matters.

(a)            No employee of any Seller is represented by any union or subject to any collective bargaining agreement and, to the Knowledge of the Sellers, no employee is engaged in any union organizing activities.

(b)            No employee of any Seller has suffered or is suffering from any illness or disease caused directly or indirectly by any employment related condition or by contact with any materials within the scope of such employee’s employment.

(c)            There has been no complaint filed with any Governmental Authority or other body against any Seller alleging unfair labor practices, human rights violations, employment discrimination charges, or similar matters, and there are no existing facts which could lead to any such charge.

(d)            No Seller has experienced any work stoppages, walkouts or strikes or threats of any of the foregoing.

(e)            Each Seller is and has been in compliance with all Applicable Laws pertaining to employment, employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, classification of employees and independent contractors, benefits, payment of employment, social security, and similar taxes, occupational safety and health, and plant closing; each Seller is liable for the payment of any material compensation, damages, Taxes, fines, penalties, interest, or other amounts, however designated, for failure to comply with any of the foregoing Applicable Laws; there are no pending or, to the Knowledge of the Sellers, threatened claims before the Equal Employment Opportunity Commission (or any state or local civil or human rights commission or other entity), complaints before the Occupational Safety and Health Administration (or any comparable state safety or health administration or other entity), wage and hour claims, employee classification claims, or the like brought by, involving or affecting any of the employees or contractors of any Seller. There are no uninsured workers’ compensation claims pending or, to the Knowledge of the Sellers, threatened against any Seller.

(f)             To the Knowledge of the Sellers, except as set forth on Schedule 4.13(f), no officer, executive or employee has any plans to terminate his or her employment with any Seller or not accept any offer of employment with Purchaser following the Closing.

(g)            No employee of any Seller is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the Business.

(h)            The qualifications of each employee of each Seller for employment under applicable immigration laws have been reviewed by such Seller and a timely and properly completed Form I-9 is on file with respect to each employee. Sellers have complied with the U.S. Immigration and Nationality Act, as amended from time to time, and the rules and regulations promulgated thereunder, and there is no basis for any claim that any Seller is not in compliance with the terms thereof.

(i)              No employee layoff, facility closure or shutdown (whether voluntary or by Applicable Law), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees or individual independent contractors of Sellers has occurred since December 31, 2023 or is currently contemplated, planned or announced.

(j)              Schedule 4.13(j) contains a complete and accurate list of all current employees, independent contractors and consultants of each Seller and for each such Person the following information: (i) title or position held, (ii) hire date, (iii) full or part-time status, (iv) current annual salary or hourly wage rate (as applicable), (v) bonus opportunity, (vi) accrued vacation and paid-time-off, (vii) principal work location, (viii) exempt or non-exempt status and (ix) leave status.

4.14          Litigation. Schedule 4.14 (a) describes all outstanding injunctions, judgments, orders, decrees, rulings, or charges related to the Business, (b) describes all actions, suits, proceedings, hearings, investigations, arbitrations, and other legal or administrative proceedings to which any Seller is a party or, to the Knowledge of the Sellers, threatened to be made a party, (c) lists all actions, suits, proceedings, hearings, investigations, arbitrations or other legal or administrative proceedings by or against any Seller in the last five (5) years, and (d) indicates if any of such matters, if determined adversely to any Seller, could reasonably be expected to subject the Business to Liabilities and Sellers’ estimate as to the amount of such Liabilities. To the Knowledge of the Sellers, there is no reason to believe that any action, suit, proceeding, hearing, investigation, arbitration, or other legal or administrative proceeding may be brought or threatened against any Seller or that there is any basis for any of the foregoing.

4.15          Compliance with Laws. Each Seller has complied in all material respects with all Applicable Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against any Seller alleging any failure to so comply.

4.16          Permits and Licenses. Schedule 2.1(d) contains a true and complete list of all of the Permits. The Permits constitute all of the franchises, approvals, permits, licenses, orders, registrations, certificates, variances and similar rights obtained from Governmental Authorities that are necessary for the conduct of the Business. All of the Permits are currently effective and valid, and they are sufficient to enable Sellers to conduct the Business in compliance with all Applicable Law. Each Permit is transferable to Purchaser. The execution, delivery or performance of this Agreement by the parties shall not have any effect on the continued validity or sufficiency of the Permits, nor shall any additional licenses, permits, certificates of authority, authorizations, approvals, registrations or similar consents be required by virtue of the execution, delivery or performance of this Agreement by the parties hereto to enable Purchaser to conduct the Business.

4.17          Environmental Matters.

(a)            Each Seller has at all times complied with, and is in compliance with, all Environmental Laws and, to the Knowledge of the Sellers, there are no facts or circumstances which may prevent or interfere with such compliance in the future. Each Seller has obtained and is and has at all times been in compliance with all Permits required pursuant to Environmental Laws for the occupation of the Real Property and/or the operation of the Business, and all such Permits are set forth on Schedule 4.17(a). No Seller has at any time received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental Laws or any Permit, and no Seller has any Liabilities, including any investigatory, remedial or corrective obligations, relating to the Business or its facilities arising under Environmental Laws or any such Permit.

(b)            There are no existing, pending or, the Knowledge of Sellers, threatened suits, proceedings, claims, encumbrances or other restrictions of any nature, resulting from, arising under or pursuant to any Environmental Laws, with respect to or affecting any Seller, the Real Property or any other assets owned by any Seller.

(c)             (i) No contamination from any Hazardous Material has been created, exacerbated or exists on or under any of the Real Property or any other real property currently or previously used in connection with the Business; (ii) there has been no treatment, storage, release or threatened release of any Hazardous Material at or from any of the Real Property or any other real property currently or previously used in connection with the Business, except in compliance with applicable Environmental Laws; (iii) there are no Hazardous Materials located in, under, about or on any of the Real Property or any other real property currently or previously used in connection with the Business; (iv) there has been no disposal of any Hazardous Materials at any of the Real Property or any other real property currently or previously used in connection with the Business; (v) there has been no transportation of or arrangement for disposal of any Hazardous Material by any Seller to, from or on any property or facility not owned by Sellers, except in accordance with Environmental Laws; (vi) the conduct of the Business has been and is in compliance with all Environmental Laws; and (vii) the Business has not sent Hazardous Material to a site that, pursuant to any Environmental Law, has been placed on the SEMS database, National Priorities List or any similar federal or state list.

(d)            Neither this Agreement nor the consummation of the transactions contemplated hereby shall result in any obligations for site investigation or cleanup, or notification to or consent of any Governmental Authority or other Person, pursuant to any Environmental Laws, except as may be required to transfer or assign Permits.

(e)             No Seller or its respective predecessors or Affiliates has, either expressly or by operation of law, assumed or undertaken any Liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental Laws.

(f)             There are no underground storage tanks or related piping or surface impoundments located on or at any of the Real Property or any other real property currently or previously used in connection with the Business, and no such tank, piping or impoundments has been removed from any Real Property or any other real property currently or previously used in connection with the Business, except in compliance with all applicable Environmental Laws. Any such underground storage tanks and related piping or surface impoundments are listed on Schedule 4.17(f).

(g)            Sellers have delivered to Purchaser all environmental audits, surveys, reports and other material environmental documents relating to any Seller’s past or current properties, facilities and operations.

4.18           Insurance. Schedule 4.18 contains an accurate and complete list of all insurance policies which any Seller maintains with respect to the Business or its properties or employees, and Sellers have heretofore delivered to Purchaser accurate and complete copies of all such policies. All such policies are in full force and effect and all premiums due and payable have been timely paid in accordance with their terms. All such policies provide coverage for the full replacement value of the property, plant and equipment included in the Acquired Assets. All such policies provide types and amounts of insurance customarily obtained by businesses similar to the Business, and such insurance coverage will remain in full force and effect through the Closing Date. Schedule 4.18 sets forth an accurate and complete list of all claims which have been made by any Seller within the past three (3) years under any insurance policy, including any workmen’s compensation, general liability or property insurance policy. Except as set forth on Schedule 4.18, there are no pending or threatened claims under any insurance policy.

4.19          Employee Benefit Matters.

(a)             Schedule 4.19(a) sets forth a true, complete and correct list of each Employee Benefit Plan. With respect to each Employee Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code, Sellers have provided to Purchaser true, complete and correct copies of the following documents, to the extent applicable: (i) the current plan document, including all amendments thereto; (ii) the most recent summary plan description and summary of material modifications thereto; (iii) the most recent determination or opinion letter received from the IRS; (iv) the most recent annual report on Form 5500 (including any applicable schedules and attachments thereto); and (v) any other documents related to Employee Benefits Plans reasonably requested by Purchaser.

(b)            Each Employee Benefit Plan has been established, maintained, administered and funded in compliance with, and complies with, its terms and all Applicable Laws (including ERISA and the Code), and there has not been any notice issued by any Governmental Authority questioning or challenging such compliance. Sellers have timely made all contributions, distributions, reimbursements and premium payments required to have been made under or with respect to each Employee Benefit Plan.

(c)            No act or omission has occurred and no condition exists with respect to any Employee Benefit Plan that would subject any Seller, Purchaser or any of their respective Affiliates, or any other Person to any fine, penalty, tax or other Liability imposed under ERISA, the Code or other Applicable Law, including Code Sections 4980H. No Seller has any obligation to gross up, indemnify or otherwise reimburse any Person for any fine, penalty, tax or other Liability related to any Employee Benefit Plan.

(d)            Each Employee Benefit Plan which is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a determination from the IRS that such Employee Benefit Plan is so qualified or is entitled to rely on an opinion letter issued to a prototype sponsor as to the Tax qualification of such Employee Benefit Plan under Section 401(a) of the Code and the exemption of the related trust from federal income taxation under Section 501(a) of the Code, and nothing has occurred since the date of the determination or opinion letter that could adversely affect the qualified status of any such Employee Benefit Plan.

(e)            Neither any Seller nor any of its respective ERISA Affiliates sponsors, maintains, administers or contributes to, or has in the past sponsored, maintained, administered or contributed to, or has had or could have any Liability with respect to, (i) any Employee Benefit Plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) any “multiple employer plan” (as defined in Section 413(c) of the Code), (iv) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), (v) any “defined benefit plan” (as defined in Section 3(35) of ERISA) or (vi) any self-insured welfare benefit plan (including any plan pursuant to which a stop loss policy or contract applies).

(f)             There are no Actions (including any audit or investigation by the IRS, United States Department of Labor or Pension Benefit Guaranty Corporation) pending or, to the Knowledge of the Sellers, threatened, involving any Employee Benefit Plan or the assets thereof, other than routine claims for benefits payable in the ordinary course of business consistent with past practice.

(g)            There have been no “prohibited transactions” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Benefit Plan, for which a statutory or administrative exemption does not exist. To the Knowledge of the Sellers, no fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Employee Benefit Plan.

(h)            Except as required by COBRA, no Employee Benefit Plan (other than an Employee Benefit Plan that is qualified within the meaning of Section 401(a) of the Code) provides benefits or coverage following retirement or other termination of service. Neither any Seller nor any of its respective ERISA Affiliates has any Liabilities to provide “continuation coverage” to former employees of any Seller or any of their covered dependents with respect to any qualifying events under COBRA that occurred prior to the Closing.

(i)             Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with any other event) (i) accelerate the time of payment, vesting or funding of, (ii) increase the amount or value of, any payment or benefit to any current or former employee, officer, director or manager of or consultant to any Seller or (iii) result in “excess parachute payments” within the meaning of 280G(b) of the Code.

(j)             Schedule 4.19(j) sets forth a true, complete and correct list of all Persons who are receiving or eligible for COBRA benefits through an Employee Benefit Plan.

4.20.         Transactions with Related Parties. Except as set forth in the SEC Reports, no stockholder of USI, no Affiliate of any such stockholder, nor any of any Seller’s directors, officers, employees, agents, stockholders or Affiliates (i) has any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Business; (ii) owns, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that (A) has business dealings or a financial interest in any transaction with any Seller, or (B) engages in competition with any Seller; (iii) is a party to any Contract with any Seller; or (iv) has any cause of action or other claim whatsoever against, or owes or has advanced any amount to, any Seller except for claims in the ordinary course of business such as for salary or wages, accrued benefits under employee benefit plans.

4.21.         No Undisclosed Liabilities; Debt.

(a)            No Seller is subject to any Liability except for: (i) Liabilities specifically disclosed on Schedule 4.21(a) or fully reflected in the Most Recent Balance Sheet; and (ii) Liabilities arising or incurred in the ordinary course of business since the date of the Most Recent Balance Sheet, consistent with the past practice of Sellers, which are not material to the Business either individually or in the aggregate (and none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of any Applicable Law).

(b)            Without limiting the generality of Section 4.21(a), except as set forth in Schedule 4.21(b), (i) no Seller has any Debt and (ii) no Seller has guaranteed any Debt of any other Person. Schedule 4.21(b) sets forth a true, complete and correct list of (A) the holders of all Debt of any Seller and (B) the amount of Debt owed to each such holder as of the date hereof. All Debt of any Seller for borrowed money may be prepaid at or prior to the Closing without penalty under the terms of the Contracts governing such Debt.

4.22.          Major Customers and Suppliers. Schedule 4.22 contains a list of the twenty (20) largest customers and the twenty (20) largest suppliers of Sellers for Sellers’ fiscal years ended March 31, 2023 and March 31, 2024, and in each case includes the net sales or purchases by Sellers attributable to each such customer or supplier for such period. With respect to the customers and suppliers required to be listed on Schedule 4.22 and all other material customers or suppliers of Sellers, except as set forth on Schedule 4.22: (a) all such customers and suppliers continue to be customers and suppliers of Sellers and none of such customers or suppliers has reduced materially (or notified any Seller of its intent to reduce materially) its business with Sellers from the levels achieved during the 12-month period ending March 31, 2024, (b) no such customer or supplier has given any Seller any notice terminating or modifying the pricing terms or any other material terms of any agreement between such Seller and such customer or supplier or threatening to take any such actions, (c) to the Knowledge of the Sellers, no customer or supplier intends to cease doing business with Sellers or decrease the amount or nature of business it does with Sellers or the Business in any material respect, including as a result of the transactions contemplated hereby, and (d) there are no pending or, to the Knowledge of the Sellers, threatened disputes, claims or controversies with any customer or supplier required to be listed on Schedule 4.22.

4.23.          Product Warranty and Liability.

(a)            Each Seller has at all times performed all services and produced all products in a good and workmanlike manner and, where applicable, has sold to customers products to which each such Seller had good title, which were merchantable and, where a particular purpose was known, which were fit for such particular purpose. With respect to the Business, (i) except as set forth in Schedule 4.23(a), there are no recall programs of any or all products of any Seller which may be underway or pending; and (ii) there is no (A) defect in design, materials, manufacture or otherwise in any goods manufactured, constructed, assembled, distributed or sold by any Seller or (B) defect in services rendered by any Seller which would reasonably be expected to give rise to a claim against Purchaser after the Closing. Except as set forth in Schedule 4.23(a), no Seller has had any claims arising out of any injury to individuals or property as a result of the ownership, possession, design, manufacture or sale of any products in the past five (5) years.

(b)            No product currently manufactured, sold, leased or delivered by any Seller is subject to any guaranty, warranty or other indemnity except as set forth in Schedule 4.23(b). No Seller has received notice of any alleged noncompliance with any customer guaranty, warranty or other indemnity requirement in the past five (5) years. Schedule 4.23(b) sets forth a true, correct and complete list of the product warranty claims history for Sellers in the past five (5) years.

4.24.          Prospective Changes. To the Knowledge of the Sellers, other than the Contemplated Transactions, there are no impending changes in the Business or in the relationships of any Seller with its customers or suppliers, or in any governmental actions or relations affecting the Business, which if one or more occur, could have a Material Adverse Effect on Seller or the Business.

4.25.         Certain Payments.

(a)            In the last five (5) years, none of Sellers nor any of their respective directors, officers or employees nor any agent acting on behalf or for the benefit of any Seller:

 (i)            has offered, promised, provided or authorized the provision of any money, property, contribution, gift, entertainment or other thing of value, directly or indirectly, to any government official (including any officer or employee of a government or government-owned or -controlled entity or of a public international organization, or any political party or party official or candidate for political office), or any other Person acting in an official capacity, to influence official action or secure an improper advantage, or to encourage the recipient to breach a duty of good faith or loyalty or the policies of his/her employer, or otherwise in violation of any Anti-Bribery Law; nor

 (ii)            is a Sanctioned Person nor has engaged in, nor is it now engaged in, any dealings or transactions with or for the benefit of any Sanctioned Person, nor has otherwise violated applicable Sanctions.

(b)            In the last five (5) years, no Seller has violated or is currently in violation of any Anti-Money Laundering Law. In the last five (5) years, Sellers have operated, and are presently, in compliance with all Export Control Laws.

(c)            No Seller is a party to any actual or, to the Knowledge of the Sellers, threatened legal proceedings or outstanding enforcement action relating to any breach or suspected breach by such Seller or any of its Affiliates of any Anti-Bribery Laws, Sanctions or Export Control Laws.

(d)            Sellers have in place policies and procedures reasonably designed, relative to Sellers’ business and industry, to prevent their officers and employees (acting on behalf or for the benefit of Sellers) from undertaking any activity, practice or conduct relating to the business of any Seller that would constitute an offense under any Anti-Bribery Laws, Sanctions and Export Control Laws.

4.26.         Brokers or Agents. No Seller has employed or dealt with any brokers, consultants or investment bankers in connection with the transactions contemplated hereby, other than brokers, consultants or investment bankers, the fees, commissions and expenses of which shall be payable by Sellers.

4.27.         Material Omissions. No representation or warranty by any Seller in this Agreement nor any written statement, certificate or schedule furnished to or to be furnished by any Seller to Purchaser pursuant to this Agreement or in connection with the transactions contemplated herein, contains any untrue statement of material fact or omits a material fact necessary to make the statements contained therein not misleading in light of the circumstances.

4.28.         Solvency. Seller is and, immediately after giving effect to the transactions contemplated by this Agreement, will be Solvent.  No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud present or future creditors of the Seller.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PURCHASER

To induce Sellers to enter into this Agreement, Purchaser represents and warrants that the following are correct and complete as of the date of this Agreement and as of the Closing Date:

5.1.            Authority.

(a)            The execution, delivery and performance of this Agreement and the Ancillary Agreements by Purchaser and the consummation of the Contemplated Transactions have been duly authorized by all necessary action on the part of Purchaser and do not and shall not conflict with, result in a default of, constitute a default under, or create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, (i) any provision of the Articles of Incorporation, Bylaws or other organizational documents of Purchaser, (ii) any Applicable Law to which Purchaser or any of its assets may be subject or (iii) any Contract to which Purchaser is a party or by which it is bound or to which any of its assets is subject.

(b)            Purchaser has full power and authority to enter into this Agreement and the Ancillary Agreements and to carry out the transactions contemplated hereby and thereby.

(c)            This Agreement has been duly and validly executed and delivered by Purchaser and is, and each Ancillary Agreement contemplated hereby when executed and delivered shall be, the legal, valid and binding obligation of Purchaser, enforceable in accordance with its respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally, and by general equitable principles.

5.2.           Organization and Qualification. Purchaser is a corporation lawfully existing and in good standing under the laws of the State of California with full power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted.

5.3.           Consents and Approvals. No consent, authorization, order or approval of or filing with any Governmental Authority or other entity or Person is required for the execution and delivery of this Agreement and the consummation by Purchaser of the transactions contemplated by this Agreement.

5.4.           Brokers or Agents. Purchaser has not employed or dealt with any brokers, consultants or investment bankers in connection with the transactions contemplated hereby, other than brokers, consultants or investment bankers, the fees, commissions and expenses of which shall be payable by Purchaser.

5.5.           Sufficiency of Funds. Purchaser has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

5.6.           Solvency. Immediately after giving effect to the transactions contemplated hereby, Purchaser shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Purchaser or Sellers. In connection with the transactions contemplated hereby, Purchaser has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

5.7.            Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Purchaser's Knowledge, threatened against or by Purchaser or any Affiliate of Purchaser that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

5.8.            Independent Investigation. Purchaser has conducted its own independent investigation, review and analysis of the Business and the Acquired Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller for such purpose. Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser has relied solely upon its own investigation and the express representations and warranties of Sellers set forth in ARTICLE 4 of this Agreement (including related portions of the Disclosure Schedules); and (b) neither Sellers nor any other Person has made any representation or warranty as to Sellers, the Business, the Acquired Assets or this Agreement, except as expressly set forth in ARTICLE 4 of this Agreement (including the related portions of the Disclosure Schedules).

ARTICLE 6

COVENANTS

6.1            Pre-Closing Covenants. The parties agree as follows with respect to the period prior to the Closing:

(a)            General. Each of the parties shall use its commercially reasonable efforts to take all action and to do all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in ARTICLE 7) and the Ancillary Agreements.

(b)            Consents. Subject to Sellers’ compliance with the obligations set forth in subsection (f) below, Sellers shall give any notices to, make any filings with and use their commercially reasonable efforts to obtain any authorizations, consents and approvals of any Person required to be given or obtained by Sellers in connection with the execution, delivery and performance by Sellers of this Agreement and the Ancillary Agreements. In furtherance of this obligation, Sellers shall prepare and file applications with any applicable Governmental Authorities within five (5) Business Days of the date hereof for consent to transfer all Radioactive Materials Licenses in connection with the Contemplated Transactions and shall use their best efforts to obtain all such consents.

(c)            Access. From the date hereof until the Closing, Sellers shall (i) afford Purchaser and its representatives reasonable access to and the right to inspect all of the Acquired Assets, Books and Records, Contracts and other documents and data related to the Business; (ii) furnish Purchaser and its Representatives with such financial, operating and other data and information related to the Business as Purchaser or any of its representatives may reasonably request; and (iii) instruct the representatives of Sellers to cooperate with Purchaser in its investigation of the Business; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to Sellers, under the supervision of Sellers’ personnel and in such a manner as not to interfere with the conduct of the Business or any other businesses of Sellers. All requests by Purchaser for access pursuant to this Section 6.1 shall be submitted or directed exclusively to the President of USI or such other individuals as Sellers may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, Sellers shall not be required to disclose any information to Purchaser if such disclosure would, in Sellers’ sole discretion: (iv) cause significant competitive harm to Sellers and their businesses, including the Business, if the transactions contemplated by this Agreement are not consummated; (v) jeopardize any attorney-client or other privilege; or (vi) contravene any Applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. Prior to the Closing, without the prior written consent of Seller, which may be withheld for any reason, Purchaser shall not contact any suppliers to, or customers of, the Business. Purchaser shall, and shall cause its representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 6.1(c).

(d)            Conduct of Business. Sellers shall: (i) conduct the Business only in the ordinary course and in substantially the same manner as the Business has been conducted prior to the date of this Agreement, including with respect to ordering Eligible Inventory in amounts consistent with past practice; (ii) use their commercially reasonable best efforts to preserve the current business organization of Sellers and “Universal Security Instruments” and “USI” brands, keep available the services of each Seller’s current officers, employees and agents, and maintain the relations and goodwill with all suppliers, customers, distributors, landlords, creditors, employees, agents and other Persons having business relationships with each such Seller.

(e)            Intentionally Omitted.

(f)            No-Solicitation.

 (i)            No Solicitation or Negotiation. Sellers shall not, and Sellers shall cause their respective directors, officers, members, employees, agents, attorneys, consultants, contractors, accountants, financial or other advisors and other representatives (collectively, “Representatives”) not to, directly or indirectly:

(A)            solicit, seek, initiate or take any action to facilitate or encourage any offers, inquiries, indications of interest or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, or engage, participate in or facilitate any discussions or negotiations regarding, or furnish any non-public information to any Person in connection with any offers, inquiries, indications of interest or proposals that constitute or could reasonably be expected to lead to, an Acquisition Proposal;

(B)            enter into, continue or otherwise participate or engage in any discussions or negotiations regarding any Acquisition Proposal, or furnish to any Person (other than Purchaser and its Affiliates) any non-public information or afford any Person (other than Purchaser and its Affiliates) access to such party’s property, books or records (except pursuant to a request by a Governmental Authority) in connection with any offers, inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal;

(C)            enter into any letter of intent, term sheet, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, purchase agreement, exchange agreement, option agreement, joint venture, partnership agreement or similar agreement contemplating any Acquisition Proposal (an “Alternative Acquisition Agreement”);

(D)            amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of any Seller; or

(E)            take any action to make the provisions of any anti-takeover statute inapplicable to any transactions contemplated by an Acquisition Proposal.

Without in any way limiting the provisions of this Section 6.1, it is understood that any violation of or the taking of actions inconsistent with the restrictions set forth in this Section 6.1(f) by any Representative of any Seller, whether or not such Representative is purporting to act on behalf of any Seller, shall be deemed to be a breach of this Section 6.1(f) by Sellers. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, but subject to compliance with the other applicable terms of this Section 6.1(f), prior to receipt of the USI Stockholder Approval, Sellers may (1) furnish non-public information with respect to the Business to any Qualified Person, or (2) engage in discussions or negotiations (including solicitation of revised Acquisition Proposals) with any Qualified Person regarding any such Acquisition Proposal; provided that prior to taking any of the actions contemplated by the foregoing clauses (1) and (2), (w) Sellers have received a bona fide written unsolicited Acquisition Proposal from a Qualified Person, (x) Sellers have received from such Qualified Person an executed confidentiality agreement that contains (I) terms no less favorable to Sellers than those contained in the Confidentiality Agreement and (II) additional provisions that expressly permit Sellers to comply with the terms of this Section 6.1(f) (a copy of which shall be promptly (and in any event within 24 hours) provided to Purchaser), (y) neither of the Sellers nor any of their respective Representatives has breached this Section 6.1(f), and (z) the USI Board has determined, after consultation with its outside legal counsel and financial advisors, that the failure to take such actions would cause the USI Board to be in breach of the USI Board’s fiduciary duties under Applicable Law. Any information made available or provided to a Qualified Person pursuant to this Section 6.1(f) by or on behalf of any Seller shall, concurrently therewith, be made available or provided to Purchaser.

 (ii)            No Change in Recommendation or Alternative Acquisition Agreement.

(A)            The USI Board shall not, except as set forth in this Section 6.1(f), (1) withhold, withdraw, amend, qualify, condition, or modify, or publicly propose to withhold, withdraw, amend, qualify, condition or modify, the approval or recommendation by the USI Board with respect to the Contemplated Transactions, (2) fail to include the USI Board Recommendation in the Proxy Statement that is mailed to USI’s stockholders in connection with the Contemplated Transactions pursuant to this Agreement or fail to include the USI Board Recommendation in any other soliciting material relating to the USI Stockholders Meeting, (3) recommend any Acquisition Proposal, (4) make any public statement or statement to any USI stockholder that is inconsistent with the USI Board Recommendation, (5) fail to publicly reaffirm the USI Board Recommendation within four (4) Business Days of being requested to do so by Purchaser, or (6) resolve or agree to take any of the foregoing actions (any of clauses (1), (2), (3), (4), (5) or (6), a “USI Board Recommendation Change”);

(B)            Except as set forth in this Section 6.1(f), no Seller shall enter into any Alternative Acquisition Agreement, other than a confidentiality agreement referred to in Section 6.1(f)(i) and entered into in compliance therewith; and

(C)            The USI Board, and each committee thereof, shall not, except as set forth in this Section 6.1(f), adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Acquisition Proposal.

 (iii)            Acquisition Proposal. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement (including the provisions of this Section 6.1(f)), at any time after the date of this Agreement and prior to receipt of the USI Stockholder Approval, the USI Board may effect a USI Board Recommendation Change or terminate this Agreement (in compliance with Sections 9.1 and 9.2) in order to enter into an Alternative Acquisition Agreement, with respect to an unsolicited bona fide Acquisition Proposal that did not result from a breach of this Section 6.1(f) if (and only if): (A) the USI Board shall have determined, after consultation with USI’s outside legal counsel and financial advisors, that such Acquisition Proposal constitutes a Superior Proposal and that the failure to make such USI Board Recommendation Change would constitute a breach of the USI Board’s fiduciary duties under Applicable Law; (B) USI has provided Purchaser at least five (5) Business Days written notice prior to making a USI Board Recommendation Change or entering into an Alternative Acquisition Agreement, which written notice shall include (I) a description in reasonable detail of the reasons for such recommendation change, (II) written and unredacted copies of any relevant proposed transactions agreements (and related ancillary agreements, including any financing commitments), all of which shall be updated on a prompt basis, with any party making a potential Superior Proposal (specifically including the identity of the Person making such Superior Proposal), (III) a statement that Sellers have received an Acquisition Proposal, (IV) a statement that the USI Board intends to declare a Superior Proposal and (V) a statement that the USI Board intends to effect a USI Board Recommendation Change (a “Recommendation Change Notice”) (it being understood that the Recommendation Change Notice shall not constitute a USI Board Recommendation Change for purposes of this Agreement); (C) Sellers shall, and shall cause their Representatives to, during such five (5) Business Day period, negotiate with Purchaser in good faith to make such adjustments in the terms and conditions of this Agreement so that the Acquisition Proposal ceases to constitute a Superior Proposal, if Purchaser, in its sole discretion, proposes to make any such adjustments; (D) Sellers and their Representatives have complied with the requirements of this Section 6.1(f) in connection with any such Superior Proposal; and (E) if Purchaser shall have delivered to USI a written offer to alter the terms or conditions of this Agreement during the five (5) Business Day period referred to in clause (B) above, the USI Board shall have determined in good faith, after considering the terms of such offer by Purchaser, after consultation with USI’s outside legal counsel and financial advisors, that the Acquisition Proposal still constitutes a Superior Proposal and that a USI Board Recommendation Change would still be required for the USI Board to not breach its fiduciary duties under Applicable Law. In the event of any material amendment to any Superior Proposal (including any revision in the amount, form or mix of consideration USI’s stockholders or any Seller would receive as a result of any such potential Superior Proposal), Sellers shall be required to provide Purchaser with written notice of such material amendment and there shall be a new five (5) Business Day period following such notification during which Sellers and their Representatives shall comply again with the requirements of this Section 6.1(f)(iii), and the USI Board shall not make a USI Board Recommendation Change or approve the entry into any Alternative Acquisition Agreement prior to the end of any such period as so extended.

  (iv)            Notices of Proposals. USI will promptly (and in any event within twenty-four (24) hours after receipt) (A) notify Purchaser, in writing, of its receipt of any Acquisition Proposal and (B) provide Purchaser an unredacted copy of such Acquisition Proposal (if written), or a summary of all material terms and conditions of such Acquisition Proposal (if oral), including the identity of the Person making such Acquisition Proposal, and copies of all written communications with such Person with respect to such actual or potential Acquisition Proposal. USI shall (1) notify Purchaser, in writing, of any decision of the USI Board as to whether to consider any Acquisition Proposal or to enter into discussions or negotiations concerning any Acquisition Proposal or to provide non-public information with respect to such to any Person, all in accordance with and subject to the terms and conditions of this Agreement, which notice shall be given as promptly as possible after such determination was reached (and in any event no later than twenty-four (24) hours after such determination was reached), (2) promptly provide Purchaser with written notice setting forth all information as is reasonably necessary to keep Purchaser informed of the material terms of any such Acquisition Proposal and of any amendments or modifications thereto, and (3) promptly (and in any event within twenty-four (24) hours of such determination) notify Purchaser, in writing, of any determination by the USI Board that such Acquisition Proposal constitutes a Superior Proposal.

 (v)            Certain Permitted Disclosure. Nothing contained in this Agreement shall prohibit Sellers or the USI Board from complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that any disclosure made by Sellers or the USI Board pursuant to Rules 14d-9 and 14e-2(a) shall be limited to a statement that Sellers are unable to take a position with respect to the bidder’s tender offer unless the USI Board determines in good faith, after consultation with its outside legal counsel and financial advisors, that such statement would constitute a breach of its fiduciary duties under Applicable Law.

 (vi)            Cessation of Ongoing Discussions. Sellers shall, and shall cause all of their Representatives to, cease immediately all discussions and negotiations that commenced prior to the date of this Agreement regarding any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; provided, however, that the foregoing shall not in any way limit or modify the rights of any party hereto under the other provisions of this Section 6.1(f). Sellers will immediately revoke or withdraw access of any Person (other than Sellers, Purchaser and their respective Representatives) to any data room (virtual or actual) containing any non-public information with respect to Sellers or the Business and request from each third party (other than Sellers, Purchaser and their respective Representatives) the prompt return or destruction of all non-public information with respect to Sellers or the Business previously provided to such Person.

(g)            Preparation of Proxy Statement. USI shall, as promptly as reasonably practicable after the date hereof (and in no event later than ten (10) Business Days after the date hereof), duly set a record date for, call, give notice of, convene and hold the USI Stockholders Meeting for the purpose of obtaining the USI Stockholder Approval as promptly as reasonably practicable following the date upon which the Proxy Statement is cleared by the SEC (with the record date and meeting date to be set by the USI Board after consultation with Purchaser). As soon as reasonably practicable (and in no event later than twenty (20) Business Days after the date hereof), USI shall prepare and file with the SEC the Proxy Statement in preliminary form, in form and substance reasonably satisfactory to each of USI and Purchaser. The USI Board shall include the USI Board Recommendation in the Proxy Statement and in each other filing with the SEC soliciting USI Stockholder Approval. USI shall comply with the MGCL, its Articles of Incorporation, its Bylaws, the Exchange Act and the rules and regulations of the New York Stock Exchange in connection with the USI Stockholders Meeting, including preparing and delivering the Proxy Statement to the USI stockholders as required pursuant to the Exchange Act and this Agreement. Without the prior written consent of Purchaser, the approval of this Agreement and the Contemplated Transactions shall be the only matter (other than procedural matters) that USI shall propose to be acted on by the stockholders of USI at the USI Stockholders Meeting. USI shall use its commercially reasonable efforts, after consultation with Purchaser as provided herein, to respond as promptly as practicable to any comments of the SEC and to cause the Proxy Statement in definitive form to be mailed to USI’s stockholders at the earliest reasonably practicable time.

(h)            Proxy Statement Information. Purchaser shall promptly furnish all information concerning itself as may reasonably be required by USI in connection with the Proxy Statement. Each of USI and Purchaser shall promptly correct any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect, and USI shall promptly amend or supplement the Proxy Statement and to cause the Proxy Statement, as so amended or supplemented, to be filed with SEC and mailed to its stockholders, in each case as and to the extent required by Applicable Law. Prior to any filing or mailing of the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, USI shall provide Purchaser a reasonable opportunity to review and comment on such document or response and shall consider in good faith any such comments proposed by Purchaser.

(i)            USI Stockholder Approval. USI shall use its reasonable best efforts to obtain the USI Stockholder Approval at the USI Stockholders Meeting in compliance in all material respects with all Applicable Laws and in compliance with this Agreement. The USI Stockholder Approval will be obtained if this Agreement and the Contemplated Transactions are approved by the affirmative vote of USI stockholders holding not less than two-thirds of all the votes entitled to be cast on the matter at the USI Stockholders Meeting. If the USI Board makes a USI Board Recommendation Change in accordance with the terms and conditions of this Agreement, it will not alter the obligation of USI to submit the adoption of this Agreement and the approval of the Contemplated Transactions to USI’s stockholders at the USI Stockholders Meeting to consider and vote upon, unless this Agreement shall have been terminated in accordance with its terms prior to the USI Stockholders Meeting.

6.2            Post-Closing Covenants. The parties agree as follows with respect to the period from and after the Closing:

(a)            Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

(b)            Litigation Support. In the event and for so long as any party is actively contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving any Seller, each of the parties shall cooperate in the contest or defense, make available their personnel, and provide such testimony and access to their books and records (on a confidential basis) as may be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under this Agreement).

(c)            Transition. At the reasonable request of Purchaser, each Seller shall assist Purchaser with the transition of the Business to Purchaser, particularly with respect to key customers and suppliers of the Business. No Seller shall take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier or other business associate of any Seller or the Business from maintaining the same business relationships with Purchaser after the Closing as it maintained with any such Seller prior to the Closing. Each Seller shall refer all customer inquiries relating to the Business to Purchaser from and after the Closing.

(d)            Confidentiality. Purchaser and Sellers acknowledge and agree that the Confidentiality Agreement remains in full force and effect and, in addition, covenant and agree to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to each other pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 6.2(d) shall nonetheless continue in full force and effect.

(e)            Payment of Excluded Liabilities. Sellers shall promptly pay to the appropriate party all Excluded Liabilities when and as they become due and payable (unless such Excluded Liabilities are contested in good faith).

(f)             Employment Matters. Effective as of the Closing, Purchaser shall make offers of employment to such employees of Sellers and on such terms and conditions as Purchaser determines, in its sole discretion (collectively, the “Offered Employees”). Nothing in this Agreement shall constitute an agreement by Purchaser to assume or be bound by any previous or existing employment agreement or arrangement between any Seller and any of its employees, or a guarantee that any Offered Employee shall be entitled to remain in the employment of Purchaser for a specified period of time. Sellers shall be responsible for all Liabilities with respect to salaries, wages, commissions, bonuses, sick pay or paid time off, unemployment insurance benefits and compensation that are payable or owed to any employee (including, but not limited to, any Offered Employees) for work performed on behalf of any Seller, all of which liabilities shall constitute Excluded Liabilities. At or prior to the Closing, Sellers shall pay and discharge all such Liabilities, including, without limitation, the pro rata portion of any bonuses for the calendar year ending 2024 that have been earned or accrued on a pro forma basis through the Closing Date. At the time of Sellers’ payment of the foregoing, Sellers shall communicate in writing to the recipients thereof that such amounts being paid relate to periods prior to and through the Closing Date and that such recipients shall not receive any additional amounts relating to periods prior to and through the Closing Date. Sellers will bear all Liability with respect to (i) any claims by any current or former employees or independent contractors of any Seller with respect to any personal injuries, including workers’ compensation, disability or similar worker’s protection claims sustained in connection with providing services to any Seller, regardless of when any such claim is made or asserted and (ii) providing all notices and continuation coverage required under COBRA, or any similar state law, to all employees of Sellers (including to any beneficiaries and former employees and beneficiaries) who are or become “M&A Qualified Beneficiaries” (as such term is defined in Treasury Regulations §54.4980B-9) as a result of the consummation of the Contemplated Transactions. If any Seller or any of its affiliates ceases to maintain a group health care plan, then, notwithstanding any other provision of this Agreement to the contrary, Sellers will reimburse Purchaser for any and all expenses incurred by Purchaser in excess of the premiums collected by Purchaser from M&A Qualified Beneficiaries and any actual reinsurance recoveries (including claims incurred under Purchaser’s or any Affiliate’s group health plan, administrative fees, reinsurance premiums, etc.) in providing such continuation coverage to such M&A Qualified Beneficiaries. Sellers shall bear all Liability with respect to the federal Workers Adjustment and Retraining Notification Act and similar state laws to the extent that the same applies to the Offered Employees.

(g)            Insurance.

 (i)            Purchaser shall maintain general liability insurance coverage, including, without limitation, general liability and product liability insurance, in an amount equal to or greater than $5,000,000.00 in the aggregate and $2,000,000.00 per occurrence, and include coverage of such insurance for claims arising from facts or events which occurred after the Closing Date with respect to products sold by Sellers on or prior to the Closing Date. Purchaser shall cause Sellers to be named as an additional named insured on each insurance policy required to be maintained pursuant to this Section.

 (ii)            USI will maintain fully-paid director and officer insurance coverage for a period of six (6) years following the Closing, pursuant to the Chubb Primary Directors & Officers and Entity Securities Liability Insurance policy issued by Federal Insurance Company (the “D&O Policy”). In accordance with the terms of the D&O Policy, USI retains liability of $1,000,000 on certain claims made under the D&O Policy. Purchaser agrees and undertakes that, if and to the extent USI becomes obligated to pay any amounts pursuant to such retention obligation (or any similar obligation up to $1,000,000 under a successor insurance policy), Purchaser shall pay or, if paid by USI, reimburse USI for, such retention obligation as and when due. Purchaser shall not be liable for any other costs or payments with respect to any such claim beyond the funding set forth in this Section 6.2(g)(ii).

(h)            Bulk Sales. Each party hereto hereby waives compliance by Sellers with the provisions of any applicable “bulk sales,” “bulk transfer” or similar laws in connection with the consummation of the Contemplated Transactions.

(i)            Remittance of Payments on Accounts Receivable. From and after the Closing, if Purchaser receives or collects any funds relating to any accounts receivable of Sellers in existence as of the Closing Date, Purchaser shall or cause its Affiliate to remit such funds to Sellers within ten (10) Business Days after its receipt thereof.

6.3            Tax Matters.

(a)             Transfer Taxes. Notwithstanding anything herein to the contrary, Sellers and Purchaser will each bear and fully pay and discharge fifty percent (50%) of any and all Transfer Taxes. The parties will cooperate and consult with each other (i) in connection with, and prior to, filing such Tax Returns to ensure that all such returns are filed in a consistent manner and (ii) in demonstrating that the requirements for exemptions, if any, from such Transfer Taxes have been met. For purposes of this Agreement, “Transfer Taxes” means all transfer, sales, use, goods and services, value added, documentary, stamp duty, conveyance and other similar Taxes, duties, fees or charges due with respect to the Contemplated Transactions.

(b)            Seller Taxes. On and after the Closing Date, Sellers shall be responsible for the payment of all Taxes relating to the Business, the Acquired Assets, the Assumed Liabilities or the Business personnel for any Pre-Closing Period (together, with Sellers’ 50% share of the Transfer Taxes, collectively, the “Seller Taxes”):

(c)            Allocation of Taxes. For purposes of this Agreement, in the case of any taxable year or period beginning before the Closing Date and ending on or after the Closing Date (“Straddle Period”), property Taxes relating to the Acquired Assets allocable to the Pre-Closing Period shall be equal to the amount of such property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that fall within the Pre-Closing Period and the denominator of which is the number of days in the entire Straddle Period. For purposes of this Agreement, “Pre-Closing Period” means any taxable period (or portion thereof) ending before the Closing Date and the portion of any Straddle Period ending on the day before the Closing Date. Tax Returns relating to Taxes imposed on the Acquired Assets for any Straddle Period shall be filed by Purchaser. Prior to the Closing, the parties shall work together in good faith to estimate the Taxes for which Sellers are responsible pursuant to this Section 6.3(c) (the amount so determined, the “Tax Amount”). To the extent that the Taxes for which Sellers are responsible pursuant to this Section 6.3(c) exceed the Tax Amount and are paid or payable by Purchaser (any such amount, the “Excess Tax Amount”), Sellers shall remit the Excess Tax Amount to Purchaser within ten (10) Business Days of the date Purchaser provides notice to Sellers that such amounts have been paid or are due and payable. Purchaser and each Seller agree to provide the other parties with such information and assistance as is reasonably necessary for the preparation of any Tax Returns or for the defense of any Tax claim or assessment, whether in connection with an audit or otherwise.

6.4            Change in Name; Maintenance of Existence. As promptly as practicable (but in no event later than ten (10) days) after the Closing Date, each Seller shall amend its Organizational Documents and all assumed name filings to change its name and all assumed names to a name that does not include the word “Universal Security Instruments” or “USI” any variation or derivation thereof. From and after the Closing, neither of the Sellers nor any of their respective Affiliates shall use the word “Universal Security Instruments” or “USI” or any variation or derivation thereof in any enterprise or endeavor other than in connection with liquidating any inventory that is not transferred to Purchaser as Eligible Inventory and collecting accounts receivable, which Sellers shall be able to do royalty-free. Each Seller shall wind-up and dissolve its operations as soon as practical following the Closing.

ARTICLE 7

CONDITIONS TO CLOSING AND CLOSING DELIVERIES

7.1            Conditions of Purchaser’s Obligations. Purchaser’s obligations to effect the transactions contemplated by this Agreement and the Ancillary Agreements are subject to fulfillment at or prior to the Closing of each of the following conditions precedent, unless waived in writing by Purchaser:

(a)            Stockholder Approval. The USI Stockholder Approval shall have been obtained.

(b)            Representations and Warranties. Each of the representations and warranties made by any Seller in this Agreement shall be (i) true and correct when made (except to the extent that any such representations and warranties speak expressly as of an earlier date, in which case they shall be true and correct as of such earlier date) and (ii) true and correct in all material respects as of the Closing Date (without giving effect to any materiality or similar qualification contained in any such representations and warranties) as if made on and as of the Closing Date (except to the extent that any such representations and warranties speak expressly as of an earlier date, in which case they shall be true and correct in all material respects as of such earlier date).

(c)            Covenants. Each Seller shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement or the Ancillary Agreements to be performed and complied with by them prior to or as of the Closing Date.

(d)            Approvals; Absence of Certain Legal Proceedings. All required approvals of any Governmental Authority must have been obtained, and no suit or other legal proceeding shall be pending or have been commenced seeking to restrict or prohibit the transactions contemplated by this Agreement (including, for the avoidance of doubt, any suit or other legal proceeding alleging any breach of fiduciary duty by or on behalf of Sellers or the USI Board).

(e)            Consents. All consents necessary to consummate the transactions contemplated by this Agreement and the Ancillary Agreements shall have been obtained, in form and substance satisfactory to Purchaser, and delivered to Purchaser.

(f)            No Material Adverse Effect/Change. No Material Adverse Change shall have occurred in respect of any Seller or the Business and there shall have been no event or occurrence that has had or is reasonably likely to have a Material Adverse Effect on Seller or the Business.

(g)            Required Permits. Purchaser shall have obtained all Permits included in the Acquired Assets.

(h)            Employee Arrangements. Purchaser shall have reached satisfactory arrangements with the Offered Employees.

(i)            Sellers’ Closing Deliveries. Sellers shall have delivered to Purchaser (or such other party as appropriate) the following, duly executed as appropriate:

 (i)            a certificate dated as of the Closing Date from USI, signed by the Secretary of USI, (A) certifying as to attached copies of each Seller’s Articles of Incorporation and Bylaws, resolutions of the USI Board approving this Agreement and the Ancillary Agreements and the consummation of the Contemplated Transactions, and the receipt of the USI Stockholder Approval (setting forth the voting results at the USI Stockholders Meeting) and (B) setting forth the names of each of the officers of each Seller authorized to execute this Agreement and all documents, certificates and agreements ancillary hereto on behalf of each Seller, together with their specimen signatures;

 (ii)           a certificate, dated as of the Closing Date from USI, certifying that the conditions specified in Sections 7.1(b)-(c) above have been satisfied as of the Closing Date;

 (iii)          a Certificate of Good Standing (or its state equivalency) of (A) USI from the Maryland Secretary of State and (B) USI Electric from the Texas Secretary of State, each dated no more than ten (10) days prior to the Closing Date;

 (iv)         the Bill of Sale;

 (v)          the Assignment of Intellectual Property;

 (vi)         the Consulting Agreement, executed by Harvey B. Grossblatt;

 (vii)        releases, termination statements or satisfactions, as appropriate, as to all Liens on the Acquired Assets;

 (viii)       the Funds Flow Agreement;

 (ix)          an itemization of all of the Seller Transaction Expenses that shall be paid by Purchaser pursuant to Section 3.1;

 (x)           a certificate dated as of the Closing Date from Seller in the applicable form set forth in Section 1.1445-2(b)(2)(iii) of the United States Treasury Regulations so that Purchaser is exempt from withholding any portion of the Purchase Price thereunder; and

 (xi)          all other documents, instruments or writings required to be delivered to Purchaser by Sellers at or prior to Closing pursuant to this Agreement, and such other certificates of authority and documents as Purchaser may reasonably request.

7.2            Conditions of Sellers’ Obligations. Sellers’ obligations to effect the transactions contemplated by this Agreement and the Ancillary Agreements are subject to fulfillment at or prior to the Closing of each of the following conditions precedent, unless waived in writing by Sellers:

(a)            Stockholder Approval. The USI Stockholder Approval shall have been obtained.

(b)            Representations and Warranties. Each of the representations and warranties made by Purchaser in this Agreement shall be (i) true and correct when made (except to the extent that any such representations and warranties speak expressly as of an earlier date, in which case they shall be true and correct as of such earlier date) and (ii) true and correct in all material respects as of the Closing Date (without giving effect to any materiality or similar qualification contained in any such representations and warranties) as if made on and as of the Closing Date (except to the extent that any such representations and warranties speak expressly as of an earlier date, in which case they shall be true and correct in all material respects as of such earlier date).

(c)            Covenants. Purchaser shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement or the Ancillary Agreements to be performed and complied with by Purchaser prior to or as of the Closing Date.

(d)            Absence of Certain Legal Proceedings. No suit or other legal proceeding shall be pending or have been commenced seeking to restrict or prohibit the transactions contemplated by this Agreement

(e)            Purchaser’s Closing Deliveries. Purchaser shall have delivered to Sellers (or such other party as appropriate) the following, duly executed as appropriate:

 (i)           the Closing Date Cash Payment, payable to USI in accordance with Section 3.1(a);

 (ii)          the Seller Transaction Expenses, to the extent not otherwise paid by Sellers;

 (iii)         the Factoring Agreement Debt, to the extent not otherwise paid by Sellers;

 (iv)         a certificate, dated as of the Closing Date from Purchaser, certifying that the conditions specified in Sections 7.2(b)-(c) above have been satisfied as of the Closing Date;

 (v)           a certificate dated as of the Closing Date from Purchaser, signed by the Secretary thereof (A) certifying as to attached copies of Purchaser’s Articles of Incorporation and resolutions of Purchaser’s Board of Directors approving this Agreement and the Ancillary Agreements and (B) setting forth the names of the officers authorized to execute this Agreement and all documents, certificates and agreements ancillary hereto, together with their specimen signatures;

 (vi)          a Certificate of Good Standing of Purchaser from the California Secretary of State, dated no more than ten (10) days prior to the Closing Date;

 (vii)        the Bill of Sale;

 (viii)       the Assignment of Intellectual Property;

 (ix)          the Consulting Agreement;

 (x)           the Funds Flow Agreement; and

 (xi)            all other documents, instruments or writings required to be delivered to Sellers at or prior to Closing pursuant to this Agreement, and such other certificates of authority and documents as Sellers may reasonably request.

ARTICLE 8

SURVIVAL

8.1.            Survival. Other than in the case of Fraud, none of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms.

ARTICLE 9

MISCELLANEOUS

9.1.            Termination.

(a)            This Agreement may be terminated:

 (i)            at any time prior to the Closing by mutual written agreement of Purchaser and USI;

 (ii)           by Purchaser, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of any Sellers set forth in this Agreement, which breach or failure to perform (A) would cause the conditions set forth in Sections 7.1(b) or 7.1(c) not to be satisfied and (B) shall not have been cured or waived within 30 days following receipt by Sellers of written notice of such breach or failure to perform from Purchaser; provided, however, that the right to terminate this Agreement under this Section 9.1(a)(ii) shall not be available to Purchaser if Purchaser is then in material breach of any covenant or agreement set forth in this Agreement;

 (iii)          by Sellers, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Purchaser set forth in this Agreement, which breach or failure to perform (A) would cause the conditions set forth in Section 7.2(b) or 7.2(c) not to be satisfied and (B) shall not have been cured or waived within 30 days following receipt by Purchaser of written notice of such breach or failure to perform from Sellers; provided, however, that the right to terminate this Agreement under this Section 9.1(a)(iii) shall not be available to Sellers if any Seller is then in material breach of any covenant or agreement set forth in this Agreement;

 (iv)         by either Purchaser or USI, if at the USI Stockholders Meeting at which a vote on the USI Stockholder Approval is taken, the USI Stockholder Approval shall not have been obtained (unless such USI Stockholders Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof);

 (v)          by Purchaser, at any time prior to the Closing, if (A) a USI Board Recommendation Change shall have occurred or any Seller shall have approved or adopted, or recommended the approval or adoption of, any Alternative Acquisition Agreement or (B) any Seller or any Representative thereof shall have breached Section 6.1(f); or

 (vi)         by Sellers, on the one hand, or Purchaser, on the other hand, at any time after 5:00 pm Eastern Standard Time on December 31, 2025, if the Closing shall not have occurred by such time and date, unless the failure or delay resulted primarily from the breach of any representation, warranty, covenant or agreement contained in this Agreement by the party or parties initiating such termination.

(b)            Any termination of this Agreement pursuant to Section 9.1(a)(ii), (iii), (iv), (v), or (vi) shall be effected by written notice from USI to Purchaser (if Sellers are the terminating party) or Purchaser to USI (if Purchaser is the terminating party), which notice shall specify the basis therefor.

(c)            If this Agreement is terminated pursuant to this Section 9.1, this Agreement shall forthwith become null and void and of no further force and effect and all rights and obligations of the parties hereunder shall be terminated without further liability of any party to any other party hereto; provided, however, that (i) the provisions of the Confidentiality Agreement, this Section 9.1(c), and Sections 9.2 through 9.14, and the rights and obligations of the parties thereunder, shall survive any such termination and remain in full force and effect and (ii) any termination of this Agreement pursuant to Section 9.1(a)(ii), (iii), (iv), (v), or (vi) shall not terminate the liability of any party for any breach or default of any covenant or other agreement set forth in this Agreement which exists at the time of such termination.

9.2            Termination Fee; Expense Reimbursement.

(a)            If this Agreement is terminated by Purchaser pursuant to Section 9.1(a)(v), then Sellers, jointly and severally, shall pay to Purchaser (by wire transfer of immediately available funds), within two (2) Business Days after such termination, (i) a fee of $200,000.00 (the “Termination Fee”), plus, (ii) the reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, experts, consultants, financial advisors, and investment bankers), incurred by Purchaser and its Affiliates, or on their behalf, in connection with or related to the authorization, preparation, negotiation, execution, and performance of this Agreement and the Contemplated Transactions (all of the foregoing in clause (ii) of this Section 9.2(a), collectively, the “Purchaser Expenses”) on or prior to the date of termination of this Agreement.

(b)            If (I) this Agreement is terminated: (i) by Purchaser pursuant to Section 9.1(a)(ii) hereof provided, that the USI Stockholder Approval shall not have been obtained at the USI Stockholders Meeting (including any adjournment or postponement thereof); or (ii) by Sellers or Purchaser pursuant to (A) Section 9.1(a)(vi) hereof and provided that the USI Stockholder Approval shall not have been obtained at the USI Stockholders Meeting (including any adjournment or postponement thereof), or (B) Section 9.1(a)(iv) hereof and (II) in the case of clauses (i) and (ii) immediately above: (1) prior to such termination (in the case of termination pursuant to Section 9.1(a)(ii) or Section 9.1(a)(vi)) or the USI Stockholders Meeting (in the case of termination pursuant to Section 9.1(a)(iv)), an Acquisition Proposal shall (x) in the case of a termination pursuant to Section 9.1(a)(vi) or Section 9.1(a)(iv), have been publicly disclosed and not withdrawn, or (y) in the case of a termination pursuant to Section 9.1(a)(ii), have been publicly disclosed or otherwise made or communicated to any Seller or the USI Board, and not withdrawn, and (2) within 18 months following the date of such termination of this Agreement any Seller shall have entered into a definitive agreement with respect to any Acquisition Proposal, or any Acquisition Proposal shall have been consummated (in each case whether or not such Acquisition Proposal is the same as the original Acquisition Proposal made, communicated, or publicly disclosed), then in any such event Sellers shall jointly and severally pay to Purchaser (by wire transfer of immediately available funds), immediately prior to and as a condition to consummating such transaction, the Termination Fee, plus, the Purchaser Expenses incurred by Purchaser or its Affiliates on or prior to the date of the termination of this Agreement (it being understood for all purposes of this Section 9.2(b), all references in the definition of Acquisition Proposal to 15% shall be deemed to be references to 35% instead). If a Person (other than Purchaser) makes an Acquisition Proposal that has been publicly disclosed and subsequently withdrawn prior to such termination or the USI Stockholders Meeting, as applicable, and, within 18 months following the date of the termination of this Agreement, such Person or any of its controlled Affiliates makes an Acquisition Proposal that is publicly disclosed, such initial Acquisition Proposal shall be deemed to have been “not withdrawn” for purposes of clauses (x) and (y) of this Section 9.2(b).

(c)             Each of the parties hereto acknowledges that the agreements contained in this Section 9.2 are an integral part of this Agreement, and that the payment of the Termination Fee or Purchaser Expenses is not a penalty, but rather is a reasonable amount that will compensate Purchaser in the circumstances in which such payment is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Contemplated Transactions, each of which amounts would otherwise be impossible to calculate with precision. In addition, if Sellers fail to pay in a timely manner any amount due pursuant to Section 9.2(a) or Section 9.2(b), as applicable, then Sellers, jointly and severally, shall reimburse Purchaser for all reasonable costs and expenses (including disbursements and fees of counsel) incurred in the collection of such overdue amount, including in connection with any related actions, litigation, or other proceeding commenced. The parties acknowledge and agree that the right to receive the Termination Fee and/or the Purchaser Expenses reimbursement under this Agreement shall not limit or otherwise affect Purchaser’s right to specific performance as provided in Section 9.12.

9.3.             Interpretation; Absence of Presumption. In this Agreement, except to the extent otherwise provided herein or the context otherwise requires: (a) the definition of terms herein shall apply equally to the singular and the plural; (b) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (c) the words “herein,” “hereof,” “hereto,” “hereunder” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision of this Agreement; and (d) Section references refer to Sections within this Agreement. The descriptive headings of the Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. Each party acknowledges and agrees that the parties have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

9.4.             Expenses. Except as set forth in Section 9.2, each party to this Agreement shall pay all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including without limitation, the fees and expenses of its legal, accounting and financial advisors.

9.5.             Public Announcements. The initial press release with respect to this Agreement and the Contemplated Transactions shall be a release mutually agreed to by Purchaser and Sellers. Thereafter, each of Purchaser and Sellers agrees that no public release, statement, announcement, or other disclosure concerning the Contemplated Transactions shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned, or delayed), except as may be required by: (a) Applicable Law, (b) court process, (c) the rules or regulations of any applicable United States securities exchange, or (d) any Governmental Authority to which the relevant party is subject or submits, provided, in each such case, the party making the release, statement, announcement, or other disclosure shall use its reasonable best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

9.6.             Governing Law; Venue. This Agreement shall be construed under and governed by the laws of the State of Maryland without regard to the conflicts of law principles of any jurisdiction. Any action brought by a party hereto to enforce any provision of this Agreement shall be brought in a court of competent jurisdiction sitting in Baltimore, Maryland, and the parties hereto hereby consent to the exclusive jurisdiction of such courts.

9.7.             Notices. All notices, requests and other communications to any party hereunder (a) shall be in writing; (b) shall be deemed to have been duly given (i) on the date of delivery if delivered personally or by e-mail transmission; provided, that the receiving party delivers written confirmation of receipt of such e-mail transmission (excluding automated replies), (ii) on the third business day after being deposited in the United States mail if sent by registered or certified mail, postage prepaid, return receipt requested or (iii) on the first business day after being deposited with a reputable overnight courier service; and (c) shall be addressed to each party hereto at the following addresses (or at such other address for a party hereto as shall be specified in a notice given in accordance with this Section 9.7):

  If to any Seller:

Universal Security Instruments, Inc.

11407 Cronhill Drive, Suite A

Owings Mills, Maryland 21117

Attn.: Harvey B. Grossblatt

Tel. No.: (410) 363-3000

E-Mail: harvey@universalsecurity.com

  with a copy to:

Neuberger, Quinn, Gielen, Rubin & Gibber, P.A.

One South Street, 27th Floor

Baltimore, Maryland 21202

Attn.: Hillel Tendler

Tel. No.: (410) 332-8552

E-Mail: ht@nqgrg.com

  If to Purchaser:

Feit Electric Company

4901 Gregg Road

Pico Rivera, CA 90660

Tel. No.: (562) 463-2582

E-Mail: jmcmillin@feit.com

  with a copy to:

Feit Electric Company

Attn: Alan Feit

4901 Gregg Road

Pico Rivera, CA 90660

Tel. No.: (562) 463-2582

E-Mail: alan@feit.com

9.8.             Entire Agreement; Amendment. This Agreement, including the schedules, exhibits, the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement between the parties and supersede all prior and contemporaneous discussions, negotiations and understandings relating to the subject matter hereof, whether written or oral (including any letter of intent or term sheet). This Agreement may not be amended, altered, enlarged, supplemented, abridged, modified or any provisions waived, except by a writing duly signed by the party to be bound thereby.

9.9.             Benefit; Assignability. This Agreement is enforceable by, and inures to the benefit of, the parties to this Agreement and their respective successors and assigns. Neither this Agreement nor any right, interest or obligation under this Agreement may be assigned by any party to this Agreement without the prior written consent of the other parties hereto and any attempt to do so shall be void; provided, however, that Purchaser may assign any or all of its rights and interests hereunder (a) to one or more of its Affiliates, (b) for collateral security purposes to any lender providing financing to Purchaser or its Affiliates and any such lender may exercise all of the rights and remedies of Purchaser hereunder, and (c) to any subsequent purchaser of Purchaser or any material portion of its assets (whether such sale is structured as a sale of stock or membership interests, a sale of assets, a merger or otherwise).

9.10.          Counterparts. This Agreement and the Ancillary Agreements may be executed and delivered (including by facsimile, “pdf” or other electronic transmission) in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement.

9.11.          No Third-Party Rights. Except as provided in ARTICLE 8, which provisions are intended to benefit and to be enforceable by the parties specified therein, nothing expressed or implied in this Agreement is intended, nor may be construed, to confer upon or give any Person, other than the parties hereto, any rights or remedies under or by reason of this Agreement.

9.12.          Remedies. The rights, remedies, powers and privileges provided in this Agreement are cumulative and not exclusive and are in addition to any and all rights, remedies, powers and privileges granted by law, rule, regulation or instrument. The parties agree that, in addition to any other relief afforded under the terms of this Agreement or by Applicable Law, the parties may enforce this Agreement by injunctive or mandatory relief to be issued by or against the other parties, it being understood that both damages and specific performance shall be proper modes of relief and are not to be understood as alternative remedies. Each party further agrees that: (a) no such party will oppose the granting of an injunction or specific performance as provided herein on the basis that the other party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity; (b) no such party will oppose the specific performance of the terms and provisions of this Agreement; and (c) no other party or any other Person shall be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.12, and each party irrevocably waives any right it may have to require the obtaining, furnishing, or posting of any such bond or similar instrument. In addition, Purchaser may set off any amount to which it may be entitled under this Agreement or any Ancillary Agreement against any amounts otherwise payable by Purchaser under this Agreement or any Ancillary Agreement. The exercise of this right by Purchaser in good faith, whether or not ultimately determined to be justified, shall not constitute a default under this Agreement or any Ancillary Agreement.

9.13.          Disclosure Schedule. Sellers have included references in the Disclosure Schedule to the particular Section of the Agreement that relates to each disclosure. The disclosures in the Disclosure Schedule relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement. In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement shall control.

9.14.          Severability of Invalid Provision. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

* * * * *

IN WITNESS WHEREOF, this Asset Purchase Agreement has been duly executed by the parties hereto as of the day and year first above written.

PURCHASER:

FEIT ELECTRIC COMPANY, INC.

By:	/s/
Aaron Feit, CEO

SELLERS:

UNIVERSAL SECURITY INSTRUMENTS, INC.

By:	/s/
Harvey B. Grossblatt, President and CEO

USI ELECTRIC, INC.

By:	/s/
Harvey B. Grossblatt, President

[Signature Page to Asset Purchase Agreement]

EXHIBIT A

DEFINITIONS

“Acquired Assets” has the meaning provided in Section 2.1.

“Acquired Contracts” has the meaning provided in Section 2.1(b).

“Acquisition Proposal” means (except as set forth at the end of this definition) an inquiry, proposal, or offer from, or indication of interest in making a proposal or offer by, any Person or group (other than Purchaser and its Affiliates), relating to any transaction or series of related transactions (other than the transactions contemplated by this Agreement), involving any: (i) direct or indirect acquisition of assets of any Seller (including, for the avoidance of doubt, any equity interests of USI Electric, but excluding sales of assets in the ordinary course of business) equal to 15% or more of the fair market value of Sellers’ consolidated assets or to which 15% or more of Sellers’ net revenues or net income on a consolidated basis are attributable based on the most recent fiscal year for which audited financial statements are then available; (ii) direct or indirect acquisition of 15% or more of the voting equity interests of any Seller; (iii) tender offer or exchange offer that if consummated would result in any Person or group (as defined in Section 13(d) of the Exchange Act) beneficially owning (within the meaning of Section 13(d) of the Exchange Act) 15% or more of the voting power of USI; (iv) merger, consolidation, other business combination, or similar transaction involving any Seller, pursuant to which such Person or group (as defined in Section 13(d) of the Exchange Act) would own 15% or more of the consolidated net revenues, net income, or assets of Sellers, taken as a whole, based on the most recent fiscal year for which audited financial statements are then available; (v) liquidation, dissolution (or the adoption of a plan of liquidation or dissolution), or recapitalization or other significant corporate reorganization of any Seller which, individually or in the aggregate, generate or constitute 15% or more of the consolidated net revenues, net income, or assets of Sellers, taken as a whole, based on the most recent fiscal year for which audited financial statements are then available; or (vi) any combination of the foregoing. The term “Acquisition Proposal” does not include any transaction by which the corporate shell of USI or any subsidiary of USI (it being acknowledged that the corporate shell of USI shall be deemed to include the stock exchange listing of USI and the corporate organizational documents (i.e., Articles of Incorporation and Bylaws) of USI) and not containing a portion of the business of, or any assets of the business of, USI or any subsidiary of USI) would be transferred such that such transfer of the corporate shell of USI or any subsidiary of USI would not give rise to an acquisition of a portion of the business of, or any assets of the business of, USI or any subsidiary of USI.

“AEA” means the Atomic Energy Act of 1954, as amended, and the applicable implementing regulations of the U.S. Nuclear Regulatory Commission and any U.S. state as promulgated thereunder.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” for purposes of this definition means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning provided in the Preamble to this Agreement.

“Alternative Acquisition Agreement” has the meaning provided in Section 6.1(f)(i)(C).

“Ancillary Agreements” means any Contract (including, but not limited to, the Bill of Sale, the Assignment of Intellectual Property, the Voting Agreements, the Consulting Agreement and the Funds Flow Agreement) which is or is to be entered into at Closing or otherwise pursuant to this Agreement. The Ancillary Agreements executed by a specified Person shall be referred to as “such Person’s Ancillary Agreements,” “its Ancillary Agreements” or another similar expression.

“Anti-Bribery Laws” means anti-bribery and anti-corruption laws, regulations or ordinances applicable to any Seller and its Affiliates and their respective operations from time to time, including without limitation (i) the U.S. Foreign Corrupt Practices Act of 1977 (as amended), (ii) the United Kingdom Bribery Act 2010, (iii) anti-bribery legislation promulgated by the European Union and implemented by its member states and (iv) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

“Anti-Money Laundering Laws” means anti-money laundering-related laws, regulations, and codes of practice applicable to any Seller or its Affiliates and their operations from time to time, including without limitation, to the extent applicable, (i) the EU Anti-Money Laundering Directives and any laws, decrees, administrative orders, circulars or instructions implementing or interpreting the same and (ii) the applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended.

“Applicable Law” means all laws, statutes, treaties, rules, codes, ordinances, regulations, rulings, orders, judgments, decrees, permits, certificates and licenses of any Governmental Authority, including all interpretations of any of the foregoing by a Governmental Authority having jurisdiction or any arbitrator or other judicial or quasi-judicial tribunal (including without limitation those pertaining to health, safety and the environment).

“Assignment of Intellectual Property” means the Assignment of Intellectual Property to be entered into at the Closing by and among Purchaser and Sellers in substantially the form attached hereto as Exhibit C.

“Assumed Liabilities” has the meaning provided in Section 2.3.

“Bill of Sale” means the Assignment and Assumption Agreement and Bill of Sale to be entered into at the Closing by and among Purchaser and Sellers, substantially in the form attached to this Agreement as Exhibit D.

“Business” has the meaning provided in the Recitals to this Agreement.

“Business Day” means any day of the week other than (i) Saturday and Sunday and (ii) any day which banks located are generally closed for business.

“Closing” means the actual delivery of the instruments for conveyance of the Acquired Assets, and the exchange and delivery by the parties of the other documents and instruments contemplated by this Agreement, which shall take place remotely via the electronic exchange of documents and signature pages in “portable document format” on a mutually-agreeable date that is no later than two (2) Business Days after the satisfaction or waiver of the conditions precedent set forth in Sections 7.1 and 7.2 hereof (other than conditions precedent with respect to actions that are to be taken at the Closing).

“Closing Date” means the date on which the Closing occurs.

“Closing Date Cash Payment” has the meaning provided in Section 3.1(a).

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and of any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Confidential Information” means any information concerning the Business and affairs of Sellers that is not generally available to the public.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated June 14, 2023, by and between Purchaser and Sellers.

“Consulting Agreement” means the Consulting Agreement to be entered into at the Closing by and between Purchaser and Harvey B. Grossblatt, substantially in the form attached to this Agreement as Exhibit E.

“Contemplated Transactions” has the meaning provided in the Recitals to this Agreement.

“Contract” means any contract, agreement, lease, indenture, purchase order, sales order, mortgage, note, bond or other binding commitment, whether written or oral.

“Debt” means, without duplication: (i) indebtedness for borrowed money; (ii) indebtedness secured by any Lien on property owned whether or not the indebtedness secured thereby has been assumed; (iii) indebtedness evidenced by notes, bonds, debentures or other similar instruments; (iv) capital leases, including, without limitation, all amounts representing the capitalization of rentals in accordance with GAAP; (v) “earnouts” or similar payment obligations; (vi) obligations in respect of letters of credit; (vii) Factoring Agreement Debt (as defined herein); (viii) all guarantees, endorsements and other contingent obligations with respect to liabilities of a type described in any of clauses (i) through (vi) above; and (ix) interest, penalties, premiums, fees and expenses related to any of the foregoing.

“Disclosure Schedules” means the disclosure schedules attached to and made part of this Agreement.

“Eligible Inventory” has the meaning provided in Section 2.1(f).

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and any other employee benefit plan, program, agreement or arrangement of any kind that any Seller or any ERISA Affiliate maintains, makes available or participates in, to which any Seller or any ERISA Affiliate contributes to or has any obligation to contribute to, or with respect to which any Seller or any ERISA Affiliate has or could have any Liability.

“Environmental Laws” means any Applicable Law or other legal requirement pertaining to Hazardous Materials, pollution, the environment and/or the health or safety of the public or employees, including, but not limited to: the AEA; the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601, et seq. (“CERCLA”); the Solid Waste Disposal Act, also known as the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901, et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11011, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 1801, et seq.; the Clean Air Act, 42 U.S.C. §§ 7401, et seq.; the Clean Water Act, 33 U.S.C. §§ 1251, et seq.; the Occupational Safety and Health Act, 29 U.S.C. §§ 651, et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2602, et seq.; the Rivers and Harbors Act of 1899, 33 U.S.C. § 401, et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701, et seq.; each as amended; any state or local law similar to the foregoing; all regulations and guidance documents issued pursuant to the foregoing; all permits issued to Sellers pursuant to the foregoing; all common law decisions; and any other state, federal or local Law, pertaining to: (i) the existence, cleanup and/or remedy of contamination on property; (ii) the emission or release of any Hazardous Material into the environment, including, without limitation, into sewer systems or within buildings; (iii) the control of hazardous wastes; (iv) the use, generation, transport, treatment, storage, disposal, removal or recovery of Hazardous Materials, including hazardous building materials; or (v) worker or community protection.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means each entity that is treated as a single employer with any Seller for purposes of Section 414 of the Code or Sections 4001(a)(14) or 4001(b) of ERISA.

“Excess Tax Amount” has the meaning provided in Section 6.3(c).

“Exchange Act” means Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning provided in Section 2.2.

“Excluded Liabilities” has the meaning provided in Section 2.4.

“Export Control Laws” means the EC Regulation 428/2009 and the implementing laws and regulations of the EU member states; the U.S. Export Administration Act, U.S. Export Administration Regulations, U.S. Arms Export Control Act, U.S. International Traffic in Arms Regulations, and their respective implementing rules and regulations; and other similar export control laws or restrictions applicable to any Seller or its operations.

“Factoring Agreement” means the Discount Factoring Agreement, as amended, dated January 6, 2015, by and between USI and Merchant Factor Corp.

“Factoring Agreement Debt” means all Liabilities and amounts owing by a Seller under the Factoring Agreement (including, for the avoidance of doubt, any early termination fee that becomes due and owing by USI under the Factoring Agreement as a result of the Contemplated Transactions) or the Term Loan Agreement (in each case, as from time to time amended and/or restated).

“Funds Flow Agreement” means the Funds Flow Agreement to be entered into at the Closing by and among Purchaser and Sellers, substantially in the form attached to this Agreement as Exhibit G.

“Fraud” means, with respect to a party, an actual and intentional misrepresentation of a material existing fact with respect to the making of any representation or warranty in IV or ARTICLE V, made by such party, (a) with respect to Seller, to Seller's Knowledge or (b) with respect to Buyer, to Buyer's Knowledge, of its falsity and made for the purpose of inducing the other party to act, and upon which the other party justifiably relies with resulting Losses. For the avoidance of doubt, Fraud shall not include any claim for equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud, fraud by reckless or negligent misrepresentations or any tort based on negligence or recklessness.

“GAAP” means generally accepted accounting principles as in effect in the United States from time to time.

“Governmental Authority” means any supranational, national, federal, state, departmental, county, municipal, regional or other governmental authority, agency, board, body, instrumentality or court.

“Hazardous Materials” means any “hazardous substance,” “pollutant,” or “contaminant” as defined at 42 U.S.C. §9601, as well as any hazardous substances, toxic substances, hazardous waste, pollutant, contaminant or any other substance, material or waste regulated by an Environmental Law. Hazardous Materials shall include, without limitation, petroleum products, agricultural chemicals, asbestos, urea formaldehyde, per- and polyfluoroalkyl substances and polychlorinated biphenyls, regardless of whether specifically listed or designated as a hazardous material under any Environmental Law.

“Income Tax” means any federal, state, local, or foreign income tax, including any interest, penalty, or addition thereto, whether disputed or not.

“Income Tax Return” means any Tax Return relating to Income Taxes.

“Information Systems” has the meaning provided in Section 4.11(h).

“In-License” has the meaning provided in Section 4.11(e).

“Intellectual Property” means all of the following in any jurisdiction throughout the world (whether registered or unregistered): (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (ii) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names and rights in telephone numbers, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (iii) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith; (iv) all mask works and all applications, registrations and renewals in connection therewith; (v) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs (including product designs), Gerber files, Underwriters Laboratories certification marks, Electrical Testing Laboratories certification marks, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (vi) all computer software (including source code, executable code, data, databases and related documentation); (vii) all advertising and promotional materials; (viii) all other proprietary rights; and (ix) all copies and tangible embodiments thereof (in whatever form or medium).

“Intellectual Property Agreements” has the meaning provided in Section 4.11(e).

“Knowledge” or any similar expression means actual knowledge after reasonable investigation. References in this Agreement to the “Knowledge” of an entity shall mean the actual or constructive knowledge of the president, chief executive officer, chief operating officer, chief financial officer or trustee of such entity, to the extent applicable.

“Liability” means any liability or obligation of any kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, assessment, deed of trust, lease, adverse claim, levy, restriction on transfer, any conditional sale or title retention agreement or other security interest.

"Losses" means actual out-of-pocket losses, damages, liabilities, costs or expenses, including reasonable attorneys' fees.

“Material Adverse Change” means, with respect to any Person, any change, or series of changes that, individually or in the aggregate, materially adversely affects (i) the business, properties, financial condition, operations or prospects of such Person, or (ii) the ability of such Person to perform its obligations under this Agreement or any Ancillary Agreement.

“Material Adverse Effect” means, with respect to any Person, any effect, or series of effects that, individually or in the aggregate, materially adversely affects (i) the business, properties, financial condition, operations or prospects of such Person, or (ii) the ability of such Person to perform its obligations under this Agreement or any Ancillary Agreement.

“MGCL” means the Maryland General Corporation Law.

“Most Recent Balance Sheet” means the consolidated balance sheet of Sellers as of June 30, 2024 included in the SEC Reports.

“Offered Employees” has the meaning provided in Section 6.2(f).

“Organizational Documents” means (i) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (ii) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (iii) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (iv) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

“Other Intellectual Property Agreements” has the meaning provided in Section 4.11(e).

“Out-License” has the meaning provided in Section 4.11(e).

“Permits” has the meaning provided in Section 2.1(d).

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, joint-stock company or Governmental Authority.

“Personal Information” has the meaning provided in Section 4.11(g).

“Pre-Closing Period” has the meaning provided in Section 6.3(c).

“Proxy Statement” means the proxy statement, together with any amendments or supplements thereto, to be filed with the SEC and sent to USI’s stockholders in connection with the USI Stockholders Meeting.

“Purchase Price” has the meaning provided in Section 3.1.

“Purchaser” has the meaning provided in the Preamble to this Agreement.

“Purchaser Expenses” has the meaning provided in Section 9.2(a).

“Qualified Person” means any Person that has made (and not withdrawn) an unsolicited, bona fide, written Acquisition Proposal that the USI Board determines in good faith (after consultation with its outside legal counsel and financial advisors) is a Superior Proposal, and such Acquisition Proposal has not resulted from a breach by any Seller or its Representatives of the obligations set forth in Section 6.1(f).

“Radioactive Materials License” means any license for the possession of, use of, or distribution of a product containing “byproduct material,” “source material,” or “special nuclear material,” in each case as defined by the AEA, whether issued and administered by the U.S. Nuclear Regulatory Commission or by a Governmental Authority in any U.S. state following discontinuance of the U.S. Nuclear Regulatory Commission’s authority within such state pursuant to Section 274 of the AEA.

“Real Property” has the meaning provided in Section 4.10(b).

“Real Property Leases” has the meaning provided in Section 4.10(b).

“Recommendation Change Notice” has the meaning provided in Section 6.1(f)(iii).

“Representatives” has the meaning provided in Section 6.1(f)(i).

“Sanctioned Person” means a Person that is (i) listed on any Sanctions-related list of designated persons, (ii) located in or organized under the laws of a country or territory which is or has been the target of country- or territory-wide Sanctions within the last five (5) years (including without limitation Cuba, Iran, North Korea, Syria or the Crimea region of Ukraine), or (iii) majority-owned or controlled by any of the foregoing.

“Sanctions” means those trade, economic and financial sanctions laws, regulations, embargoes, and restrictive measures (in each case having the force of law) administered, enacted or enforced from time to time by (i) the United States (including without limitation the Department of Treasury, Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations or (iv) Her Majesty’s Treasury.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.

“Scheduled Contracts” has the meaning provided in Section 4.12(a).

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Reports” has the meaning provided in Section 4.5(a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Sellers” has the meaning provided in the Preamble to this Agreement.

“Seller Taxes” has the meaning provided in Section 6.3(b).

“Seller Transaction Expenses” means any and all costs, expenses and fees incurred by Sellers in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, including without limitation, the fees and expenses of their respective legal, accounting and financial advisors.

“Solvent” means, with respect to any Person, that as of the date of determination (i) the then-fair saleable value of the assets of such Person is (A) greater than the total amount of liabilities of such Person and (B) not less than the amount that will be required to pay the probable liabilities on such Person’s then-existing debts as they become absolute and matured; (ii) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (iii) such Person does not intend to incur, or reasonably believe that it will incur, debts beyond its ability to pay such debts as they become due.

“Straddle Period” has the meaning provided in Section 6.3(c).

“Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal (except that, for purposes of this definition, each reference in the definition of “Acquisition Proposal” to “15% or more” shall be “more than 50%”) that was first received after the date of this Agreement that is (i) on terms which the USI Board determines in its good faith judgment to be more favorable to the holders of USI capital stock from a financial point of view than the Contemplated Transactions (after consultation with USI’s outside legal counsel and financial advisors), taking into account all of the terms and conditions of such proposal and this Agreement (including all legal and financial considerations, the identity of the third party making such Acquisition Proposal, any termination or break-up fees and conditions to consummation, certainty of closing and regulatory filings, as well as any written offer by Purchaser to amend the terms of this Agreement), (ii) is not subject to any financing condition (and if financing is required, such financing is then fully committed to the third party), (iii) is reasonably capable of being completed on the terms proposed without unreasonable delay and (iv) includes termination rights no less favorable than the termination rights set forth in this Agreement.

“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind, including any interest, penalty or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Amount” has the meaning provided in Section 6.3(c).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Fee” has the meaning provided in Section 9.2(a).

“Term Loan Agreement” means the Term Loan Agreement, dated April 27, 2020, by and between USI and Eyston Company Limited.

“Transfer Taxes” has the meaning provided in Section 6.3(a).

“USI” has the meaning provided in the Preamble to this Agreement.

“USI Board” has the meaning provided in the Recitals to this Agreement.

“USI Board Recommendation” has the meaning provided in Section 4.1(b).

“USI Board Recommendation Change” has the meaning provided in Section 6.1(f)(ii)(g).

“USI Electric” has the meaning provided in the Preamble to this Agreement.

“USI Stockholder Approval” has the meaning provided in Section 4.1(b).

“USI Stockholders Meeting” means the special meeting of the stockholders of USI to be held to consider the approval of this Agreement and the Contemplated Transactions.

“Voting Agreements” has the meaning provided in the Recitals to this Agreement.